Exhibit 10.22

AGREEMENT

BETWEEN

KNOLL, INC.

GRAND RAPIDS

AND

UNITED BROTHERHOOD OF CARPENTERS

AND JOINERS OF AMERICA

MIDWESTERN COUNCIL OF INDUSTRIAL WORKERS

LOCAL 1615

AUGUST 25, 2002

Agreement Article			Page Number

	Introduction		1

I.	Recognition		1

II.	Considerations and Cooperation		2

III.	Discrimination		3

IV.	Strikes, Stoppages and Lockouts		3

V.	Union Security		5

	1.	Agency Shop	5
	2.	Hires, Rehires and Recalled Employees	7
	3.	Procedure for Termination of Employment	7
	4.	Definitions	8
	5.	Summer Students	9
	6.	Non-Bargaining Unit Personnel	10

VI.	Checkoff		10

	1.	Dues/Service Fees Deduction Authorizations	10
	2.	Starting Deductions	11
	3.	Delinquencies	12
	4.	Adjustment of Errors	12
	5.	Reinstatements	12
	6.	Transfers	13

i

(Continued)

Agreement Article			Page Number
	7.	Reports and Remittances to the
		Union	13
	8.	Notice of Change in Dues	14
	9.	State Laws	15

VII.	Wages		15

	1.	Wage and Salary Adjustments	15
	2.	Cost of Living	16
	3.	Night-Turn Adjustment	20
	4.	Probation Period	20
		a. New Employees	20
		b. Promoted/Transferred
		Employees	21
		c. Training	23
	5.	Four Hours of Work	24
	6.	Injury	24

VIII.	Hours of Work		25

IX.	Overtime		27

X.	Holiday, Vacations and Leaves		31

	1.	Holidays	31
	2.	Vacations	33
	3.	Reporting of Absence	37
	4.	Sickness and Personal Business	38
	5.	Leaves	41

(Continued)

Agreement Article			Page Number
		a. Death in Immediate Family	41
		b. Military	44
		c. Voluntary Leave of Absence	47
		d. Family and Medical Leave Act
		(FMLA)	50
		e. Union Leave of Absence	50
	6.	Jury Duty - Court Appearances	51

XI.	Seniority		53

	1.	Probation	53
	2.	Seniority Credit	54
	3.	Inactive Seniority List	54
	4.	Return of Employee to Bargaining Unit	56
	5.	Increase in Work Force - Hiring,
		Transfer and Upgrade	57
		a. Job Openings	57
		b. Group Hiring	59
		c. Job Posting Procedures	59
	6.	Decrease/Realignment in Work Force	62
	7.	Shift Preference	64
	8.	Special Situations	65
	9.	Work Assignments	65
		a. Key Skills and Training	65
		b. Graduate Student, Professional
		and Managerial Trainees	66
		c. Shift Assignments	67
	10.	Special Job Assignments	68

(Continued)

Agreement Article		Page Number

XII.	Label	69

XIII.	Job Descriptions and Evaluations	69

XIV.	Stewards and Grievance Officers	71

XV.	Settlement of Grievances	73
	Section 1 - Grievance Procedure	73
	Section II - Arbitration	77

XVI.	Modification and Termination	82

	Letters of Agreement

	#1 Special Hours of Work	86
	#2a Subcontracting	88
	#2b Subcontracting	89
	#3 Labor Pool	91

	Pension and Insurance Agreement	93

AGREEMENT

between

Knoll, Inc., 4300 - 36th Street, Southeast, Grand Rapids, Michigan (hereinafter referred to as the “Company”),

and

Carpenters Union, Local 1615 of the United Brotherhood of Carpenters and Joiners of America, affiliate of the Midwestern Council of Industrial Workers (hereinafter referred to as the “Union”), entered into as of the 25th day of August, 2002, starting at 10:00 p.m.

ARTICLE I.

RECOGNITION

The Company agrees to recognize the Union as the exclusive bargaining agent for the purposes of collective bargaining in respect to rates of pay, wages, hours of employment or other conditions of employment for all its hourly paid Production, Shipping, Receiving and Maintenance employees. The term “employees”, as used in this Agreement, shall be deemed to cover all employees in the Bargaining Unit, as outlined in this Article.

ARTICLE II.

CONSIDERATIONS AND COOPERATION

1.	This Agreement is entered into in consideration of the mutual performance thereof, in good faith, by both parties. The intention of this Agreement is to maintain harmonious relations between the Company and the Union and its membership and to promote the general welfare of the Company and the employee. The parties to this Agreement agree to cooperate in every reasonable way in carrying out the provisions hereof and to exchange such information with respect hereto as is mutually deemed essential for the furtherance of harmonious relations.

2.	The Union recognizes that it is the responsibility of the Company to maintain efficiency, establish reasonable Company work rules and require employees to observe same. The Union further agrees that Management shall have the freedom of action necessary to discharge its responsibility for the successful operation of the Company. This responsibility includes, among other things, the determination of the number and location of its plants, the selection of those with whom it will do business and the determination of the products to be manufactured and the product schedules. This Article does not limit or modify the rights of the parties under any other provisions of this Agreement.

ARTICLE III.

DISCRIMINATION

1.	There will be no discrimination by supervisory or other employees of the Company not included in the Unit against any employee because of membership or activities in the Union.

2.	The Union agrees that neither it nor the respective Officers, members or persons employed directly or indirectly by the Union will discriminate against any employee.

3.	The Union and the Company agree that the provisions of this Agreement will be applied without discrimination because of race, sex, age, creed, color, national origin, physical or mental handicap or because an employee is a disabled veteran of the Vietnam era.

ARTICLE IV.

STRIKES, STOPPAGES AND LOCKOUTS

1.	The Union will not cause or officially sanction their members to cause or take part in any strike (including sit-downs, stay-ins, slow-downs, picketing or any other stoppage of work) during the life of this Agreement. This includes disputes which are within the proper scope of the Grievance Procedure, provided in this Agreement, until such Grievance Procedure has been fully exhausted,

a.	and written notice has been given that the Company’s reply at the final step of the Grievance Procedure is unsatisfactory, and the Union’s notification to hold a strike vote;

b.	and such written, advance notice, of not less than seven (7) days prior to a strike vote meeting being held; the notice will identify to the Company the Grievance(s) over which a strike vote has been authorized;

c.	and written, advance notice, of not less than three (3) days prior to the strike, has been given the Company by the Union, stating that the strike is sanctioned by the Union, identifying the Grievance(s) over which the strike has been sanctioned.

2.	The Company agrees to waive its right to collect damages against the Union in the event of a wildcat strike only if the following conditions are met. The Union will:

a.	Notify all employees immediately, in the event of a strike, that the strike is unauthorized and in violation of the contract.

b.	Publicly announce, through the local newspaper and on local radio, that the strike is unauthorized and not condoned by the Union.

c.	State, in writing, to employees, that the strike is in violation of the Agreement.

d.	Make every reasonable effort possible to induce employees to cease such acts.

e.	The Company will supply the Union with an up-to-date list of employees names and addresses, upon Union request, to assist the Union in carrying out the provisions of this paragraph. The Company will maintain this list as accurately as possible but assumes no responsibility for errors.

3.	The Company will not lock out any employee because of a dispute which is within the proper scope of the Grievance Procedure until such procedure has been fully exhausted.

ARTICLE V.

UNION SECURITY

1.	Agency Shop.

a.	Employees Who are Union Members.

All employees, in any job covered by this Agreement, who were members of the Union on July 21, 1985, shall,

as a condition of employment, remain members of the Union, in good standing, insofar as the payment of periodic dues is concerned, or if thereafter, at any time, such members resign or otherwise fail to remain members of the Union, in good standing, insofar as the payment of periodic dues, uniformly required, is concerned, they shall, as a condition of employment, pay to the Union a service fee.

b.	Employees Who Are Not Union Members.

(1)	All new hires, rehires or transfers will be required, as a condition of employment, beginning on the ninety-first (91) calendar day following their date of hire, rehire or transfer, to either become and/or remain members of the Union, in good standing, insofar as the payment of periodic dues and initiation fees, uniformly required, is concerned, or, in lieu of such membership, pay to the Union a service fee.

(2)

All other employees, in any job covered by this Agreement, who, on July 21, 1985, are not members of the Union, will be required, beginning on August 21, 1985, to become and/or remain members of the Union, in good standing, insofar as the payment of periodic dues and initiation fees, uniformly required, is concerned, or, in lieu of such membership, pay to the Union a service fee.

2.	Hires, Rehires and Recalled Employees.

The Union may participate in the orientation of newly hired/rehired hourly employees, conducted on Company premises, to consummate such business as is necessary to enroll the employee into the Union upon satisfactory completion of the probationary period.

The Union further agrees that there will be no unauthorized solicitation of members, dues or funds during the working hours of employees.

3.	Procedure for Termination of Employment.

a.

The Company shall be obligated under this Article to terminate the employment of any employee by reason of their failure to obtain or to maintain membership in the Union as required by this Article, and for employees who fail to obtain and/or maintain membership, their failure to pay service fees, upon receipt of written request for such termination from the Union, except that the Company shall have the right to refuse such request if it has reasonable grounds for believing (1) that such membership is not available to the employee on the same terms and conditions generally applicable to other members or (2) that membership has been denied or terminated for reasons other than the failure of the employee’s to tender the periodic dues and initiation fees uniformly required as a condition of acquiring or retaining membership.

b.	The Union agrees to indemnify and save harmless the Company from any payment the Company may be required to make in favor of any employee whose employment is terminated pursuant to any such request.

4.	Definitions.

a.	For the purpose of this Article, the term “employee” means any hourly-paid employee on the active payroll or the disability pay roll of the Company or on leave of absence from the Company. It does not include any persons who have been laid off, whether or not they are on any seniority list.

b.	The term “initiation fee” means such amount as may be uniformly charged by the Union as a condition of granting membership in the Union.

c.	The term “dues” shall not be deemed to include any fine, assessment, contribution, tax or other form of payment required from the Union members, except the payment required in equal amounts from every member once during each month and the weekly per capita tax.

d.	For purposes of this Article and Article VI the term “service fee” shall mean that portion of dues that is equal to each employee’s proportional share of the actual cost of representation which includes the cost of negotiating and administering this agreement and an initial processing fee.

5.	Summer Students.

The desirability of providing employment for summer students under a limited employment relationship is recognized. The Union will be notified of intent to hire such employees, and the proposed length of service will be stated. The employment of summer students will not exceed 89 calendar days. On a case by case basis, extensions of up to 30 calendar days may be granted by mutual agreement between the Company and the Union. The Company further agrees that these students would not be utilized while Bargaining Unit employees are on the inactive seniority list, as set forth in Article XI., Paragraph 3.

The seniority provisions and the checkoff provisions of this Agreement will not apply to summer students under this limited employment relationship. Should former summer students be hired as full-time, hourly employees, seniority credit for summer student work periods will be granted for the purpose of pension and insurance calculations but will not apply to Bargaining Unit seniority.

6.	Non-Bargaining Unit Personnel.

Persons not in the Bargaining Unit shall not perform Bargaining Unit work except for the purposes of occasional assistance, instructing, demonstrating or learning proper methods and procedures of performing work operations or in the event of an emergency as long as sufficient Bargaining Unit employees are not reasonably available.

ARTICLE VI.

CHECKOFF

1.	Dues/Service Fees Deduction Authorizations.

a.	For the duration of this Agreement, the Company shall deduct, from the first scheduled paycheck of each month, Union dues, or service fee, and promptly remit same to the Union for those employees in the Bargaining Unit whose written and signed authorizations - on the official form furnished and submitted by the Union, with all blank spaces properly filled in - are received by the Company.

b.	For the duration of this Agreement, the Company shall deduct a weekly per capita tax, or service fee, and promptly remit same to the Union for those employees in the Bargaining Unit whose written and signed authorizations - on the official form furnished and submitted by the Union, with all blank spaces properly filled in - are received by the Company.

c.	On or before July 22 of each year, the Company will furnish the Union with a list of employees who have authorized a service fee deduction.

2.	Starting Deductions.

a.	Deductions for employees whose authorizations are received after the effective date of this Agreement will commence with the first month after receipt of the authorizations. The date of receipt will be recorded on the authorization by the Company, and such record, by the last Thursday in the calendar month, will be included in the deductions for the following month.

b.	Dues deductions will be made from the first scheduled pay check of the month and per capita tax will be made weekly.

3.	Delinquencies.

Dues or service fees unpaid, because the employee was not working during the first pay period of the month, will be deducted from the first pay period worked in that month.

4.	Adjustment of Errors.

Except where the Company has made a clerical error in the deduction for dues or service fees, which will be adjusted promptly by the Company, any question as to the correctness of the amount deducted shall be settled between the employee and the Union, and the Union shall indemnify the Company and save it harmless against any and all suits, claims, demands and liabilities that shall arise out of, or by reason of, any action that shall be taken by the Company for the purpose of complying with the provisions of this Article VI., in reliance on any authorization form or information furnished to the Company under such provisions.

5.	Reinstatements.

a.

Employees who return to the active roll from sickness or leave of absence shall have dues or service fee deductions automatically reinstated upon return to work. When an employee is rehired in the Bargaining Unit after layoff, employee’s dues or service fee deduction authorization (if in effect at the time of separation) shall be reinstated.

b.	When any hourly employee returns to the active roll owing back dues or service fees, the Company will deduct one month’s back dues or service fees from each week’s pay (each deduction to begin with their first pay period after return). All such deductions shall be remitted to the Union, as are other dues, service fees, etc. The Union shall furnish a list of employees who owe back dues to the Company for processing each month. The list shall be signed by an authorized Union representative. Any discrepancies in the deduction of back dues will be resolved between the Union and the employee.

6.	Transfers.

Deductions will automatically be discontinued when an employee is transferred outside the Bargaining Unit covered by this Agreement.

7.	Reports and Remittances to the Union.

a.	Within fifteen (15) days after the first pay period in the month, a check for the total deductions (including authorized back dues or service fees) made in that pay period shall be sent to the Union with substantiating list attached.

The remittance will include dues and service fees deducted from pay periods after the first week of the previous month from employees who are not working the first pay period.

b.	Each list of deductions sent to the Union shall show, for all employees on the active roll, from whom deductions have been made:

(1)	Name,

(2)	Social Security Number,

(3)	Amount of the deduction from each individual employee and

(4)	Reasons for nondeductions, if known.

c.	Attached to the list accompanying remittance will be a summary, indicating the total amount deducted and the number of employees from whom dues or service fee deductions were made.

8.	Notice of Change in Dues.

The Union shall notify the Company, by certified mail, of any change in the sum of money to be deducted as dues, per capita tax, or service fee, pursuant to the authorizations set forth in paragraph 1., above.

9.	State Laws.

This Article shall apply only to the extent that its provisions are consistent with applicable state laws.

ARTICLE VII.

WAGES

1.	Wage and Salary Adjustments.

a.	The guaranteed keysheet rates and pay of hourly paid employees will be increased according to the schedule below and applied to the rates indicated:

Applied to Rates In Effect On
Increase	Effective Date
One-and-one	August 26, 2002	August 23,2002
quarter percent
(1.25%)

One-and-three	August 25,2003	August 22,2003
quarters percent
(1.75%)

One-and-three	August 30,2004	August 27,2004
quarters percent
(1.75%)

Two-and-three	August 29,2005	August 26,2005
quarters percent
(2.75%)

(1)	The guaranteed keysheet rates and pay of hourly-paid employees will be rounded to the nearest one-half cent.

2.	Cost-of-Living.

a.	Adjustments will be made to the guaranteed keysheets rates and pay of hourly paid employees.

(1)	The term “Consumer Price Index” as used herein shall mean the National Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W; Base 1982-84 = 100) as published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

(2)	Cost-of-Living Adjustments effective on the date shown below in the amount of one (1) cent per hour (forty cents ($.40)) per week, rounded to the nearest cent if necessary. The formula used to calculate COLAs will be 0.125 percent increased in the CPI-W equals 1 cent per hour pay increase.

Effective Date	Measurement Period
November 25, 2002	March 2002 - September 2002

May 26, 2003	March 2002 - March 2003

November 24, 2003	March 2003 - September 2003

May 31, 2004	March 2003 - March 2004

November 29, 2004	March 2004 - September 2004

May 30, 2005	March 2004 - March 2005

November 28, 2005	March 2005 - September 2005

May 29, 2006	March 2005 - March 2006

(3)	While the measurement period for the Cost-of-Living Adjustment effective May 26, 2003 includes the entire measurement period from March, 2002 to March, 2003 the adjustment will be the difference between the full amount calculated for the period and the amount of the Cost-of-Living Adjustment paid on November 25, 2002.

(4)	While the measurement period for the Cost-of-Living Adjustment effective May 31, 2004 includes the entire measurement period from March, 2003 to March, 2004 the adjustment will be the difference between the full amount calculated for the period and the amount of the Cost-of-Living Adjustment paid on November 24, 2003.

(5)	While the measurement period for the Cost-of-Living Adjustment effective May 30, 2005 includes the entire measurement period from March, 2004 to March, 2005 the adjustment will be the difference between the full amount calculated for the period and the amount of the Cost-of-Living Adjustment paid on November 29, 2004.

(6)

While the measurement period for the Cost-of-Living Adjustment effective May 29, 2006 includes the entire measurement period from March, 2005 to March, 2006 the adjustment will be the difference between the full amount calculated for the period and the amount of the Cost-of-Living Adjustment paid on November 28, 2005.

(7)	In the event the Customer Price Index, defined in 2.1.(1), above, shall be discontinued, changed or otherwise becomes unavailable during the term of this Agreement, and if the Bureau of Labor Statistics issues a conversion table by which changes in the present Index can still be determined, the parties agree to accept such conversion table. If no such table is issued, the parties will promptly undertake negotiations solely with respect to agreeing upon a substitute formula for determining a comparable Cost-of-Living Adjustment. If, after such negotiations, the parties fail to reach agreement, the Union shall, upon giving ten (10) days written notice, have the right to strike solely with respect to such issue.

c.	The wage increase referred to in paragraphs a. and b. above establish the amount and manner by which hourly keysheets shall be increased, and will be applied for purposes of overtime and vacations.

3.	Night-Turn Adjustment.

a.	Employees working night-turn will receive a flat rate of extra compensation per hour. The extra compensation will be based on ten percent (10%) of the guaranteed rate for each classification which was in force on August 25, 2002. Employees will be eligible for the extra compensation when the regular quitting time is after nine o’clock in the evening (9:00 p.m.) and up to and including nine o’clock (9:00 a.m.) of the following day.

b.	Employees hired after August 28, 1994 who have no record of prior Westinghouse service will receive an extra compensation of sixty cents (60¢) paid hourly, for all work performed on such shifts until they have accumulated three years of continuous service, after which they will receive the extra compensation described in paragraph (a).

4.	Probation Period.

a.	New Employees.

Newly hired employees shall be on probation for a period of 90 calendar days, during which time their seniority shall remain suspended. After satisfactorily completing 90 calendar days of employment, seniority credit will be granted retroactive to their original hire date.

Newly hired employees shall be paid 25% below the standard rate of the job classification to which assigned. They shall receive the standard rate after 90 calendar days of employment, provided the employee demonstrates the ability to satisfactorily perform the work within the job assigned. If employees are unable to satisfactorily perform the work within the job assigned, their employment shall be terminated by the Company without recourse of any kind by the Union.

b.	Promoted/Transferred Employees.

(1)	Grades 3-5 - Any employees who are in training for a job in the labor grade classifications 3-5 will receive the full monetary increase of the new job within thirty (30) days from the first day worked. Employees upgraded to classifications 3-5 will have a thirty-(30)-calendar day trial period during which they may be disqualified for demonstrated unsatisfactory performance. Disqualified employees will be returned to their job/shift as soon as possible after disqualification, if their performance does not merit increase as scheduled.

(2)	Grades 6-9 - The same terms as (1), above, except employees will receive one-half the difference between their present hourly rate and the standard rate of the new job within thirty (30) calendar days from the first day worked in the new position. Employees will receive the standard rate of the new job within sixty (60) calendar days from the first day worked. Employees upgraded to classifications 6-9 will have a sixty-(60)-calendar-day trial period during which they may be disqualified for demonstrated unsatisfactory performance.

(3)	Grades 10-14 - The same terms as (1), above, except employees will receive one-half the difference between their present hourly rate and the standard rate of the new job within forty-five (45) calendar days from the first day worked in the new position. Employees will receive the standard rate of the new job within ninety (90) calendar days from the first day worked. Employees upgraded to classifications 10-14 will have a ninety-(90)-calendar-day trial period during which they may be disqualified for demonstrated unsatisfactory performance.

(4)	Lateral/Lower Transfers - Employees making lateral or lower job classification moves through our job posting procedure shall receive the standard rate of pay for the new job classification.

They shall have a trial period of 30, 60 or 90 calendar days in accordance with the job classification and shall be returned to their former job/shift per Article XI., paragraph 6., if they do not demonstrate the ability to satisfactorily perform the work within the job assigned within the specific trial period.

c.	Training.

(1)	It is the responsibility of the Company to ensure that the most senior, qualified employee, who meets the minimum requirements of the job, receives the training necessary to perform the Bargaining Unit work. This responsibility includes providing formal training, should it be required.

(2)	When a need to train backup operators is determined by the Company, employees within the department will be offered the training by seniority, and the most senior employee(s) will be trained as the backup operator(s).

When employees accept the training as a backup operator, they will accept upgrades to that position when the need arises.

5.	Four Hours of Work.

Employees reporting to work at their regular starting time and who have not been advised at least two (2) hours beforehand not to report, and those who report to work at other times at Company’s request, will be guaranteed four hours’ work or four hours’ pay at their hourly rate of pay.

The foregoing provision will not apply in the case of an emergency such as fire, flood, power failure or work stoppage by employees in the plant.

6.	Injury.

If employees are injured arising out of, and during, the course of their employment so that, at the direction of the Company, or the Company’s physician, the employees are relieved from duty on the date of the injury or the day immediately following (provided injury was reported on the day of the injury, and the employee worked the remainder of the shift and reported for work the next day), they will receive their regular straight-time hourly rate for that portion of their regularly-scheduled working day that they are relieved from duty on the day of injury, not to exceed a total of eight (8) hours.

If second and subsequent follow-up visits to a doctor, at the direction of the Company, occur during an employee’s working hours, the employee will receive pay for the time spent, not to exceed a total of eight (8) hours.

In all cases, the above payments shall be calculated on straight-time hours and night-turn adjustment, if applicable, and shall not include any overtime premium payments, unless the employee’s shift was scheduled for posted overtime at the time the injury occurred.

ARTICLE VIII.

HOURS OF WORK

1.	The basic workweek will be forty (40) hours, based on eight (8) hours per day, five (5) days per week, Monday to Friday, inclusive. First shift hours shall be from 6:30 a.m. to 3:00 p.m.; second shift hours shall be from 3:00 p.m. to 11:30 p.m.; third shift hours shall be from 10:00 p.m., beginning on Sunday night, which shall be considered as regular time until 6:30 a.m.

a.	All employees in the Bargaining Unit shall be assigned to the basic workweek of the basic shifts listed below:

Shift	Starting Time	Stopping Time
1	6:30 a.m.	3:00 p.m.
2	3:00 p.m.	11:30 p.m.
3	10:00 p.m.	6:30 a.m.

A regular thirty-(30)-minute unpaid lunch period will be provided as conducive to efficient plant operations.

2.	At the end of each shift, employees will be permitted five (5) minutes for personal cleanup. Following personal cleanup, employees will return to their workstations until the sounding of the end-of-shift signal.

3.	Regular Breaks.

There shall be one regular break in any eight-hour shift. The break shall be of ten (10) minutes duration.

4.	Overtime Break.

There shall be an overtime break for any employee working two (2) or more hours’ overtime. This break shall be of ten (10) minutes duration, for each two hours of overtime to be worked.

For hours of overtime worked before normal shift hours, the break shall be the last ten (10) minutes of the overtime hours.

For hours of overtime worked after the normal shift hours, the break shall be the ten (10) minutes preceding the overtime hours.

ARTICLE IX.

OVERTIME

1.	It is recognized that overtime will, at times, be required. All employees are expected to perform a reasonable amount of overtime. The Company does recognize that it may be occasionally inconvenient for individual employees to work overtime and will give due consideration to advance, individual, reasonable requests for relief from over time hours.

2.	The Company will notify employees scheduled for Saturday overtime as soon as possible, but prior to the end of their shift on Thursday. The Company will make every effort to notify employees scheduled for weekday overtime as soon as possible, but not later than the end of their shift the day before the scheduled overtime. Employees may request to work overtime either before or after their regular shift and be granted their request, whenever possible.

3.	The Company may post a maximum of any two (2) eight (8) hour Saturdays a month and a maximum of four (4) ten (10) hour days, Monday through Thursday, a week of mandatory overtime. Should customer demands require additional overtime needs, the Company will first address these needs by asking for voluntary overtime. If insufficient volunteer response is received, the need for additional mandatory overtime will be discussed with the Union in accordance with the Special Situations Clause in Article XI., paragraph 8.

4.	Employees absent from either weekly or Saturday mandatory or voluntary overtime shall be charged as absent under the attendance program.

5.	Overtime work will be equalized, as practicable, among nonprobationary employees, assigned the same job number, within the department, on the same shift. The employee excused from over time work shall be charged the amount of time as actually worked by the employee(s) who accept(s) the assignment for the purpose of balancing overtime.

6.	Only those employees who have completed their probationary period, on the same shift on which overtime is required, may work over time, unless the entire shift has been offered the overtime opportunity, and production needs still cannot be met.

7.	If overtime needs cannot be met within a job number, the overtime in labor grades 1-4 will be offered to employees, by seniority, in the same department, on the same shift. In labor grades 5-14, the overtime will be offered to the senior, qualified employees in the same department, on the same shift.

8.	If overtime needs cannot be met within a department, an overtime sheet will be posted within the first five hours of the shift. The posting will list needs by job, department, labor grade and shift. Selections will be made as outlined in paragraph 7., above (Labor Grades 1-4 by seniority; Labor Grades 5-14 by most senior qualified).

9.	For the purpose of equalization of overtime, an employee who transfers to another job will assume the highest number of overtime hours worked for that job number and shift.

10.	Time-and-a-half shall be paid for:

a.	All hours worked in excess of eight (8) but less than twelve (12) in any day (Monday to Friday, inclusive).

b.	All hours worked less than twelve (12) on Saturday.

c.	All hours worked less than eight (8) on observed holidays for which the employee received additional payment under Article X.

11.	Double time shall be paid for:

a.	All hours worked on Sunday.

b.	All hours worked on calendar Sunday outside of the employee’s established shift.

c.	All hours worked after twelve (12) hours in any day (Monday to Saturday, inclusive).

d.	All hours worked on observed holidays for which the employee is not eligible for payment under Article X.

e.	All hours worked on observed holidays after eight (8) hours for which the employee received additional payment under Article X.

ARTICLE X.

HOLIDAY, VACATIONS AND LEAVES

1.	Holidays.

a.	Holidays observed by the Company will be New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving, the day before Christmas, Christmas and a tenth holiday which will be announced by January 1 of each year. Holidays falling on Sunday will be observed on the following Monday.

b.	In any calendar year in which one or more of such holidays fall on Saturday, such holiday or holidays will not be an observed holiday in such year within the meaning of this Agreement, but another day during such year in place of the Saturday holiday or holidays. The Company shall be required to designate such alternative day or days before January 1 of such calendar year, after the matter has been discussed with the Union, and the Union’s preferences for such day or days have been presented.

c.	Employees will be paid for their established shift hours at their regular hourly rate of pay on the above holidays, subject to the following:

(1)	The employee has thirty (30) days’ continuous service from his/her most recent hire date preceding the holiday.

(2)	The employee works the entire shift on the workday immediately preceding and immediately following the holiday, unless excused by the Manufacturing and the Second Shift Manager.

d.	The above payment will be made only to employees who are on the active roll on the last working day before the observed holiday and who earned some wages during the week in which such holiday falls or any of the four preceding weeks. Employees who are separated at any time during the week of December 31, in any year, shall not be entitled to holiday pay for New Year’s Day in the following year.

e.	Holiday pay will be paid at the employee’s basic rate in effect during the week in which the observed holiday falls.

f.	Employees who were laid off for lack of work and are recalled in accordance with Article XI., who completed thirty (30) days’ continuous service prior to their layoff, will receive the above holiday payment.

2.	Vacations.

a.	The Company shall permit vacations to be taken as desired by employees as far as practical and consistent with efficient operations. At the time of vacation scheduling, whole-week vacation requests will take precedence over single-day requests. Six (6) of the employee’s vacation days may be taken in one-half (1/2) day increments, provided it is taken for the first four (4) hours or the last four (4) hours of the employee’s shift.

b.	When the vacation period of an hourly-paid employee includes one of the ten (10) paid holidays, an additional day of vacation will be granted with pay in lieu of the holiday.

c.	The Company may shut down for vacation purposes, and the time of year of the shutdowns will be a matter of negotiations. In such cases, the vacations will run concurrently with the shutdown periods. Employees who become eligible for vacations subsequent to the shutdowns, but before the end of the year, will be granted vacation pay, when they become eligible, if they were absent during the shutdown periods without additional time off.

(1)	It is recognized that some employees will be requested to work during the shutdown periods. The Company shall make such a request by polling employees in the same job number, by seniority, on all shifts. If the need cannot be filled within the job number, it shall be posted plant wide for all shifts, and offered to the senior, qualified employee. If volunteers are needed for all shifts, employees will work their regular shifts. Shift premium shall be paid to any employee whose regular shift pays a premium.

(2)	The shutdown periods for the duration of this Agreement shall be as follows:

(a)	2003 - June 30, July 1,2, 3.

(b)	2004 - July 6, 7, 8, 9.

(c)	2005 - July 5, 6, 7, 8.

(d)	2006 - July 3, 5, 6, 7.

Note: The floating holiday shall be December 31, 2003; December 31, 2004; December 27, 2005; December 26, 2006.

d.	Where an employee is removed from the active roll for any reason, payment for vacation not taken for the current year will be made if the employee has qualified for vacation.

e.	The right to vacation with pay shall vest as follows:

(1)	Employees who are on the active roll and who have completed at least thirty (30) days’ continuous employment immediately preceding the close of business of the calendar year immediately prior to the beginning of the vacation year shall be entitled to that vacation in the vacation year for which they have qualified at such close of business.

(2)	Employees who are on the active roll and who have completed at least thirty (30) days’ continuous employment at the close of business on their last working day immediately preceding the time of starting their vacation shall be entitled to such additional (or initial) vacation for which they have qualified at such close of business.

f.	For vacation purposes only, continuous employment is interrupted only when an employee’s name is removed from the active roll, except that in case the removal does not interrupt continuous employment unless, and until, the employee’s name has been removed from the active roll for one year.

g.	Total Employment is defined as the accumulated length of service in the employ of the Company, plus half of the accumulated length of service in the employ of Architectural Systems, prior to May 1, 1961.

h.	The Company will grant vacations to hourly-rated employees meeting the requirement of thirty (30) days’ continuous employment, as described in subparagraph e., above, as follows:

(1)	One (1) year of accumulated length of serves but less than two (2) years — one (1) week.

(2)	Two (2) years’ accumulated length of service but less than six (6) years — two (2) weeks.

(3)	Six (6) years’ accumulated length of service but less than seven (7) years — two (2) weeks plus one __ day.

(4)	Seven (7) years’ accumulated length of Services but less than fifteen (15) years — three (3) weeks

(5)	Fifteen (15) years’ accumulated length of service but less than twenty (20) years — four (4) weeks.

(6)	Twenty (20) years’ accumulated length of service but less than thirty (30) years — five (5) weeks.

(7)	Thirty (30) years or more of accumulated length of ser vice — six (6) weeks.

i.	Vacations shall be paid at the employee’s basic rate in effect at the time the vacation is taken, and vacation hours will be based on the number of hours regularly scheduled in each employee’s workweek, Monday to Friday, inclusive. Vacations must be taken within the calendar year in which the employee becomes eligible thereto, and they are not cumulative. It is the responsibility of both the Company and employee to assure that all employees take their allotted vacations.

3.	Reporting of Absence.

a.	An employee is expected to notify the Company in advance of the absence, whenever possible, in order that the Company may have an opportunity to arrange for a replacement or to reschedule the work. Employees must call within one (1) hour of the start of their shift.

b.	Any employees who are absent without permission for a period of three (3) working days, without having, during that time, reported the reason for the absence to the Company, shall be considered as having “quit without notice,” unless, at the time of the return, they can show extenuating circumstances which made it impossible to so report.

4.	Sickness and Personal Business.

a.	An hourly paid employee with one (1) or more year(s) of credited service, who is:

(1)	Absent from work because of personal illness or business for which weekly disability benefits are not payable under the Knoll Insurance Plan or under Worker’s Compensation;

or

(2)	Absent from work because of Management’s decision to furlough, other than disciplinary suspension, or furlough resulting from disciplinary action to other employees, or slowdowns, or any other form of work stoppage in the plant, may receive pay for each full day of such absence, up to the number of days set forth as follows:

(a)	One (1) year’s credited service but less than ten (10) years — two (2) days in each calendar year.

(b)	Ten (10) years’ credited service but less than fifteen (15) years — three (3) days in each calendar year.

(c)	Fifteen (15) years’ credited service but less than twenty-five (25) years — four (4) days in each calendar year.

(d)	Twenty-five (25) years’ or more credited service — five (5) days in each calendar year.

b.	All hourly-paid employees who are otherwise eligible to receive such pay and who have completed thirty (30) days’ continuous employment immediately preceding the day or days of absence will be paid:

(1)	If the absence is of the type described in paragraphs a.(1), or a.(2), above.

Employees who have Sickness and Personal Business days available will be required to use them when absent for any reason.

Hourly paid employees, otherwise eligible to receive Sickness and Personal Business day pay, and who were laid off for lack of work and are recalled in accordance with Article XI., who completed thirty (30) days of continuous employment immediately preceding their most recent layoff, will be eligible for Sickness and Personal Business day pay.

c.	Hourly paid employees will be paid for such hours on the basis of their rate of record and, in addition, night-turn bonus, where applicable, on the date immediately preceding the day or days for which Sickness and Personal Business day pay is requested. In all cases, Sickness and Personal day pay shall be calculated on straight-time hours and shall not include any over time premium payments.

d.	An employee who has any unused benefits under this Section remaining at the end of the year may have such unused benefits, up to a maximum of thirty (30) days, carried forward to the following calendar year for use in the event of absences of the type described in paragraph a., above.

e.	Sickness and Personal Business day pay will not be made for any day or days for which the employee receives any other type of monetary benefits from the Company.

f.	Sickness and Personal Business day pay will not be made for any day or days of disciplinary furlough or any day or days not worked because of strikes or stoppages.

5.	Leaves.

a.	Death in Immediate Family.

Any employees with thirty (30) days’ continuous service who is absent from work because of the death of a:

(1)	foster child residing in the home,

(2)	employee’s parent,

(3)	employee’s brother,

(4)	employee’s sister,

(5)	employee’s child,

(6)	employee’s spouse,

(7)	employee’s mother-in-law (includes step-mother-in-law)

(8)	employee’s father-in-law (includes step-father-in-law)

(9)	employee’s brother-in-law (which includes the employee’s sister’s husband, and the employee’s spouse’s brother and the husband of the employee’s spouse’s sister).

(10)	employee’s sister-in-law (which includes the employee’s brother’s wife, the employee’s spouse’s sister and the wife of the employee’s spouse’s brother),

(11)	employee’s son-in-law,

(12)	employee’s daughter-in-law,

(13)	employee’s grandparent, (includes great-grandparent),

(14)	employee’s grandparent-in-law, (includes great-grandparent),

(15)	employee’s stepparent,

(16)	employee’s stepbrother,

(17)	employee’s stepsister,

(18)	employee’s stepchild,

or

(19)	employee’s grandchild (includes great-grandchild) will be compensated for time lost by reason of such absence from their regularly scheduled, straight-time shift hours during Monday to Friday of their workweek, up to a maximum of three (3) days for each such absence.

If an employee has a scheduled vacation during the period in which they would be granted bereavement leave per this section, those vacation days shall be reinstated to the employee and they shall receive bereavement pay for the said days. Bereavement pay does not apply to employees on furlough.

Such paid leave will be limited to three (3) consecutive, regular workdays within a period of five (5) days, starting on the day of, or immediately following the day of, death. In no case shall payment be made for more than three (3) days, as described above; provided, however, that in the event an employee meeting the requirements listed above is absent from work because of the death of a foster child residing in the home, child, spouse, or stepchild, they will be compensated for an additional two (2) consecutive workdays for time lost by reason of each such absence within a period of seven (7) days starting on the day immediately following the day of death.

When the death in the immediate family and the leave includes a holiday(s), the employee will be paid for bereavement (as stated above) and the holiday(s).

In case of any employee whose regular days of work vary from the basic workweek, as defined in Article VIII., paragraph 1., the above payment will be made for the time lost during the employee’s established five-day week.

The in-law relationship will terminate for purposes of this paragraph upon divorce or annulment (i.e., legal dissolution) of the connecting marriage which creates the in-law relationship to the employee; and the in-law relationship will terminate upon death and remarriage — that is, in the event of the death of the party with the connecting in-law relationship to the employee, the in-law relationship will not terminate until the remarriage of the surviving spouse.

b.	Military.

(1)	Employees entering military service will be granted a military leave of absence. The leave of absence will cover the period of military service up to a maximum equal to that period of time during which reemployment is required under applicable Federal status. A military leave of absence will be considered as continuous employment.

(2)	The employee must apply for reemployment within ninety (90) days from the date of honorable discharge (or termination of the required period of military service). Any employees so applying will be reinstated in their former position, or a position in the Bargaining Unit which they left, on the basis of their seniority under the provisions of this Agreement, providing the employee complies with the following conditions:

(a)	Application for reinstatement is made within the time period provided above.

(b)	Official discharge papers are presented.

(3)	Employees reporting, as provided for in the above provision, who are not qualified to perform the duties of their former position, will be given special consideration, and the Company will endeavor to place them in suitable jobs.

(4)	An employee so reinstated will be entitled to participate in insurance and other benefits on the same basis as other employees returning from leave of absence.

(5)	Vacation eligibility for employees returning from military leave of absence will be reestablished on the basis of the Credited Service of the employee on the date the employee returns to the active roll; however, vacation payment will not be granted until the employee has been on the active roll thirty (30) days following the employee’s return from military leave of absence. In any event, the employee will receive the vacation for which eligible in that calendar year.

(6)	Annual Military Field Encampment. Employees required to attend annual military encampments to discharge their National Guard or Reserve obligations will be reimbursed in accordance with the following conditions:

(a)	Reimbursement will be limited to a maximum period of seventeen (17) calendar days (not to exceed thirteen (13) working days, excluding holidays for which the employee receives payment) during a calendar year.

(b)	Reimbursement, if any, will be the difference between the employee’s normal, straight-time earnings and total amount the employee would receive for service pay from the Federal or State Government. In calculating the amount of difference to be paid by the Company, the employee’s regularly scheduled workdays will be used. Travel, quarters and subsistence allowances will not be included in determining the amount of compensation received by the employee from the Federal or State Government.

(c)	The basis for establishing normal earnings will be the rate of record in effect immediately preceding the encampment period, including night-turn bonus, where applicable.

(d)	No reimbursement shall be made for annual encampment during furlough days or on days that would have been furlough days.

(7)	Ready Reserve or National Guard Alerts.

Employees required to participate in National Guard or Ready Reserve “alerts,” taking place during their regular working hours, shall be reimbursed for the difference, if any, between their regular, straight-time earnings and their military earnings (both calculated as provided in paragraph (6), above) for such time lost from work during their regularly scheduled working hours, up to a maximum of one hundred sixty (160) hours in any calendar year.

No reimbursement shall be made for such Ready Reserve or National Guard alert duty during furlough days or on days that would have been furlough days.

c.	Voluntary Leave of Absence.

A voluntary leave of absence is a convenience for employees who find it necessary to absent themselves from active employment, where reason for such absence and employees’

service record justify continuing themselves on the employment roll. Satisfactory work performance and attendance will be considered in reviewing request.

(1)	Reasons for such request will be stated in writing and should be of sufficient importance to warrant granting a leave of absence; illness of employee (other than disabling illness) verified by employee’s personal physician, illness in employee’s immediate family or other conditions, based on their individual merits, may be considered as justifying approval.

(2)	If reasonably adequate replacement is not available, and compliance with request would seriously interfere with work on hand, such request should not be granted until that condition is no longer a factor.

(3)	Total length of time for which voluntary leave of absence will be granted depends on employee’s length of credited service and will be as follows:

LENGTH OF CREDITED SERVICE	MAXIMUM TOTAL LEAVE (CALENDAR DAYS)
Less than one (1) year	No leave of absence granted

One (1) year but less than two (2) years	Ten (10) days

Two (2) years but less than three (3) years	Twenty (20) days

Three (3) years but less than four (4) years	Thirty (30) days

Four (4) years but less than five (5) years	Forty-five (45) days

Five (5) years and over	Three (3) months

(4)	A voluntary leave of absence shall not be granted to an employee to accept employment with another employer or to enter into business for themselves.

(5)	If employee is eligible for vacation and Sickness and Personal Business days, and vacation and Sickness and Personal Business days have not been taken, the vacation and Sickness and Personal Business Days will be used to the maximum extent in fulfillment of request for leave.

(6)	Employee will be expected to return from voluntary leave of absence on the date agreed upon. An employee on voluntary leave accumulates no seniority for pension or any other purpose, except Bargaining Unit Seniority.

d.	Family Medical Leave Act (FMLA).

The Company, the Union and employees will comply with the Family Medical Leave Act (FMLA) and its regulations in accordance with the Bargaining Unit Policy.

e.	Union Leave of Absence.

(1)	Upon written request from the Union to the Human Resources Manager, an employee selected for a position with the Union, as a full-time Union Representative, will be granted a leave of absence without loss of seniority.

(2)	A leave of absence for Union business shall not be less than one (1) month, nor more than three (3) years. The leave may be renewed for an additional three (3) years by the Union’s written request.

(3)	At the end of this service, such employee who has been granted a leave of absence, will be restored on the basis of seniority to the former position or similar position, at the going rate, at the time of return. Bargaining Unit seniority will be given for time spent on Union leave of absence. Credited Service shall be calculated as per the Pension and Insurance Agreement.

6.	Jury Duty - Court Appearances.

a.	When called for jury duty, employees will be reimbursed for the difference between the amount paid for such service, not including transportation allowance, and an amount equal to the basic scheduled hours in the period times the rate of record, including night-turn bonus, where applicable, on the date immediately preceding such absence. No reimbursement will be made for jury service during furloughs or days that would have been furloughs.

b.	When time is lost because of attendance at a proceeding of a Court or Governmental Agency at the request of the Company or in response to a subpoena served on the employee, employees will be reimbursed in the manner set forth in paragraph a., above. However, when subpoenaed by other than the Company, the employee will not be reimbursed, if the employee, the Company, or the Union is a party in that case, or the employee has any direct or indirect interest in the case.

c.	First shift employees released from jury duty by 10:00 a.m. will report to work by 11:00 a.m., and be paid for a half-day of jury duty. Employees released after 10:00 a.m. will report the following work day and will receive a full day of jury duty pay.

Second shift employees released from jury duty by 10:00 a.m. will report to work for the first half of second shift, unless arrangements are made with the Supervisor to report for the second half of the shift and will be paid for a half-day of jury duty. Employees released after 10:00 a.m. will report on the following day and will be paid a full day of jury duty.

Third shift employees will be given the night off, with pay, prior to the day in which jury duty is to be served.

Release times will be given to the employee’s Supervisor by the employee for appropriate payment. The Court may be used for verification.

d.	An employee, to be eligible to receive the payments set forth in this Section, shall have completed thirty (30) days’ continuous employment immediately preceding the absence.

Employees who were laid off for lack of work and are recalled, in accordance with Article XI., who completed thirty (30) days’ continuous employment immediately preceding their most recent layoff, shall be eligible to receive such payment.

ARTICLE XI.

SENIORITY

1.	Probation.

All new employees shall be considered as probationary employees for a period of ninety (90) calendar days. During the probationary period, the Company retains the right to lay off, terminate, transfer or discipline employees without recourse by them to the Grievance Procedure.

2.	Seniority Credit.

Upon completion of the probationary period, the employee shall be placed on the seniority list as a regular employee and immediately credited with the time which has accumulated during the probationary period. Seniority shall be defined as the cumulative length of service of the employee in the Bargaining Unit of Knoll, Inc. and Westinghouse Electric Corporation, Grand Rapids, plus half of the accumulated length of service in the employ of Architectural Systems, Inc., prior to May 1, 1961. Once the order of seniority has been determined, no change of employee’s last name shall change the order of the seniority list. The Company furthermore agrees to change any errors in the seniority list that may have occurred using prior methods.

3.	Inactive Seniority List.

a.

Employee placed on layoff shall have their names placed on the inactive seniority list. An employee on layoff shall continue to accumulate Bargaining Unit seniority until they are removed from the inactive seniority list per section c., below. All employees returned to the Bargaining Unit, that had previously been removed from the inactive seniority list, shall receive Bargaining Unit seniority for former Bargaining Unit service, plus Bargaining Unit seniority for time spent on the inactive seniority list. Credited service shall be calculated as per the Pension and Insurance Agreement.

b.	An employee’s name will not be placed on the inactive seniority list when an employee is discharged or voluntarily quits.

c.	An employee’s name will be removed from the inactive seniority list:

(1)	When an employee fails or refuses to report for work within two (2) days after receiving notice of recall to work, sent by registered mail to the employee’s last known address on file with the Company, unless an extension of time is agreed upon between the Company and the employee. The employee is responsible for maintaining a current address on file with the Company.

(2)	When an employee refuses to accept work with equal pay to the job from which employee was laid off when recalled by the Company.

(3)	When the employee has been on the inactive seniority list for a period shown in the following table:

(a)	Less than one (1) year’s accumulated length of service - length of accumulated service.

(b)	One (1) year’s accumulated length of service but less than two (2) years — one (1) year.

(c)	Two (2) years’ accumulated length of service but less than five (5) years — two (2) years.

(d)	Five (5) or more years’ accumulated length of service but less than ten (10) years — three (3) years.

(e)	Ten (10) or more years’ accumulated length of service — four (4) years.

4.	Return of Employee to Bargaining Unit.

a.	The Union will not oppose the return of salaried employees to the Bargaining Unit, provided that, at the time of promotion, they worked on a job which was in the Bargaining Unit. Seniority credit of such employees will not include the period the employee spent as a salaried employee. The employee will be returned to a job in the Bargaining Unit in line with the individual’s seniority and qualifications.

Management shall have the right to return a promoted employee to the Bargaining Unit any time during a three- (3) year period from the effective date of promotion.

b.	An employee returning from leave of absence or disability or returning to the Bargaining Unit pursuant to paragraph a., above, will be placed by agreement with the Union or will return to the position they held before leaving the active roll, unless such position no longer exists or is held by a more senior employee. If the returning employee was in their trial period, they shall not displace a least senior employee upon their return, unless that employee is also in a trial period. If it is not possible to place employees in accordance with the above, they will be placed in accordance with the disposition procedures set forth in paragraph 6. of this Section XI., as if they had been replaced in the most recent position in the Bargaining Unit.

5.	Increase in Work Force - Hiring, Transfer and Upgrade.

a.	Job openings will be filled in the following sequence:

(1)	(a)	The open job will first be offered to employees on the active roll, in order of seniority, who have completed the probationary/trial period on the open job, and have been displaced from that specific job number within the last one (1) year period.

(b)	Recall rights apply only for a one (1) year period from the time of the displacement and only to the specific job number from which the employee was displaced.

(c)	Employees who refuse recall to the specific job number held at the time of displacement, forfeit recall rights to that position.

(d)	Recall rights do not apply to an employee who has been disqualified.

(2)	The job will be posted for forty-eight (48) hours and filled by the most senior, qualified employee who bids on the job. After the postings have been filled, the Company will provide the Chief Stewards with a duplicate copy of all posting sheets and change of status sheets weekly.

(3)	The most senior, qualified employee will be recalled from the inactive seniority list.

(4)	Jobs not filled by the above procedure will be filled by hiring a new, qualified employee.

b.	In the event of a group hiring, the following procedure will be used to assign jobs for the newly-hired employees:

(1)	All newly-created positions will be posted per paragraph c, below.

(2)	Positions that become open as a result of employees accepting the newly-created positions will be posted the following week per paragraph c., below.

(3)	All subsequent labor grade three (3) positions that are vacated for a period mutually agreed upon by the Company and the Union will not be posted.

(4)	Newly-hired employees will be placed in positions not filled through the Job Posting Procedure.

c.	Job Posting Procedure.

(1)	Jobs shall be posted when they operate over fifteen (15) working days per month. Jobs shall also be posted if they operate ten (10) days for three (3) months in a six

(6) month period. Special short-term jobs over fifteen (15) working days shall be filled by agreement between Manufacturing Management and Union Chief Stewards.

(2)	Jobs will be posted for forty-eight (48) consecutive hours and will contain the job title and number, shift, wage rate, qualifications and a brief description of, and reason for, the job opening.

(3)	Any employee who has completed the probationary period may bid on a posted job per Article XI., paragraph 5.b.(5).

(4)	The most senior, qualified employee will be interviewed by the Supervisor for the sole purpose of reviewing the job description, the job requirements and meeting department employees. Within twenty-four (24) hours after this interview, the selected employee may decline or accept the posted job. In case of employee refusal, the next senior, qualified employee on the posting shall be offered the job, contingent upon this paragraph.

(5)	Once an employee is awarded the job, the employee may not bid on another job for six (6) months.

(6)	When more than one job is posted within the same forty-eight (48) hour period, employees may sign any number of such postings. Employee who is the most senior, qualified bidder on more than one posting will be inter viewed for the job of their choice.

(7)	An employee who is disqualified by the Company within the trial period, outlined in Article VII., will be returned to their previous job/shift, per Article XI., paragraph 6., as soon as possible after disqualification. An employee disqualified by the Company will be eligible to bid on other jobs immediately. However, the employee shall not be able to bid on the same job from which disqualified for a period of one (1) year. Job openings occurring because of disqualification by the Company will be posted again.

(8)

Employees on vacation will be allowed to bid on jobs, however, the Company’s only obligation is to post the job on the job posting bulletin board for forty-eight (48) consecutive hours. Delays encountered in placing vacationing employees on the awarded job will be overcome by the Company placing a qualified employee on the job and assigning a temporary rate, as appropriate.

6.	Decrease/Realignment in Work Force.

When it is necessary to decrease/realign the work force, the following procedure will apply:

a.	Employees on the affected job in the following order of consideration:

(1)	Probationary,

(2)	Job posted trial period (regardless of seniority),

(3)	Least-senior, nonprobationary/nontrial employee, will be up for disposition.

b.	Employee(s) up for disposition will maintain their shift and displace (seniority permitting) an employee in their previous job number in accordance with the procedures set forth in 6.a., above.

c.	Employee(s) unable to maintain their shift will displace (seniority permitting) an employee in their previous job number on any shift in accordance with the procedures set forth in 6.a., above.

d.	Employees not placed in previous job, as provided in b. and c., above, shall fill open positions not filled through the job posting procedure, being polled by seniority. Such employees shall have 30-, 60- or 90-day trial periods, as outlined in Article VII., paragraph 4.b.

e.	If no open positions exist, employees up for disposition will displace the least-senior employee plant wide, provided they are qualified to perform the job held by the least-senior employee. Such employees shall have 30-, 60- or 90-day trial periods, as outlined in Article VII., paragraph 4.

f.	No employees placed in a job, per paragraph 6. of this Article, shall lose their bidding rights. Any employee who loses their job or shift through the disposition procedure, who, at that time, does not have bidding rights, shall have bidding rights restored.

g.	Employees affected by this decrease procedure, who refuse a job in a lower, equal, or higher labor grade than that from which displaced, will be considered voluntary quits.

h.	Employees not placed under provisions b., c. and d., above, will be laid off and placed on the inactive seniority list.

i.	Employees selected for layoff shall be advised as soon as possible of the reasons therefore, but at least five (5) days before such layoff becomes effective, unless there are extenuating circumstances.

7.	Shift Preference.

a.	Employees on the active roll who have one (1) year or more of continuous service may exercise their seniority in shift preference once every twelve (12) months.

b.	Employees who exercise shift preference will be transferred on the second Monday from the time of such request.

c.	Shift preference can be exercised upon employees in their probationary/trial period. However, employees in their probationary/trial period cannot exercise shift preference.

d.	Employees displaced will have their shift preference reinstated. If any employees who do not have bidding rights are bumped to another shift by an employee exercising their shift preference, they shall have their bidding rights restored.

e.	Once a shift preference has been turned into the Supervisor, it cannot be canceled, unless that employee bids into another job before their designated date. In such cases, employees being bumped shall not be required to change shifts and the employee who had submitted the shift preference shall have the shift preference restored.

f.	Employee’s request to exercise shift preference will be made in writing to their immediate Supervisor.

g.	Employees up for disposition can use a shift preference to displace less senior up for disposition employees on other shifts. The shift preference will be processed as outlined in section 7 (a-f).

8.	Special Situations.

Notwithstanding the provisions of the established seniority procedure, designated Union and Management representatives may, in special situations, work out, by negotiation, individual cases where the designated Union and Management representatives agree that such special situations exist.

9.	Work Assignments.

a.	Key Skills and Training.

A group of employees, not to exceed three percent (3%) of the active Bargaining Unit, will be given preference, as necessary in the event of a layoff, as set forth below, due to special skills in key jobs or because of unusual ability for training purposes to fill key jobs, either in the plant or field. The jobs requiring special skill for which employees are to be given seniority preference, as differentiated from jobs for training purposes, will be determined by the Company. The jobs for which employees are to be trained, the list of employees to be given such seniority preference and the reasons therefore will be given to the Union at the beginning of each contract term and will be kept up to date by Human Resources.

b.	Graduate Student, Professional and Managerial Trainees.

Work assignments for graduate students and other trainees in the Company’s various professional or managerial training programs will be made in line with the following provisions:

(1)	During such assignments, such students and trainees will not be in the Bargaining Unit and will not replace regular employees. They will cooperate with regular employees in the performance of work.

(2)	Each assignment will not exceed six (6) weeks.

(3)	Advance, written notice of trainees assigned under this provision will be given to the Chief Steward of the affected shift. At the earliest opportunity, a list will also be provided, which includes the trainees names and the area in which they will be trained.

c.	Shift Assignments.

The Company may make shift assignments for operating or training purposes under the following conditions:

(1)	Affected employees will be given reasonable, advance notice, but not less than forty-eight (48) hours’ notice, before the transfer.

(2)	Assignments will be made by polling employees, on all shifts, by seniority, in the same job number in which the work is required.

(3)	If needs cannot be met through volunteers within the job number, it shall be posted, plant wide, on all shifts, with the assignments being given to the senior, qualified bidder.

(4)	The assignment may not extend beyond thirty (30) working days, unless extended by mutual agreement between the Company and the Union.

(5)	Assignments will not be made to fill a vacant job, except for vacation or emergency coverage.

(6)	An individual employee may not be required, but may volunteer, to accept such assignment more than once in a given six (6) months.

(7)	Employees are returned to their job/shift at the end of thirty (30) working days, or when the training/operating need is satisfied, whichever is sooner.

(8)	An employee, whose regular shift pays a premium, shall not lose this premium when transferred to a shift not paying premium.

10.	Special Job Assignments.

When the Company assigns employees from their job to work another job, the selection shall be made by polling qualified employees in order of seniority. If the job of employees so selected subsequently needs to be filled, they will have the option of returning to their job, unless they are the only qualified operator, per Article VII., paragraph 4.c.

ARTICLE XII.

LABEL

1.	It is hereby understood and agreed by the Company and the Union that an application shall be made for the Union Label to the First General Vice President of the United Brotherhood of Carpenters and Joiners of America. If the application is approved and the Union Label is issued by the United Brotherhood of Carpenters and Joiners of America, to be placed upon the Company’s products, it is understood and agreed that the Label shall remain the property of the United Brotherhood of Carpenters and Joiners of America and shall be, at all times, in the possession of a member of the United Brotherhood. Use of said Label may be withdrawn from the mill, shop, factory or manufacturing establishment of the Company, at any time, at the discretion of the International Union.

ARTICLE XIII.

JOB DESCRIPTIONS AND EVALUATIONS

1.	The establishment of job descriptions and classifications are the responsibility of the Company. Established job descriptions and classifications will be reviewed and changed as necessary to take into consideration changes in methods, equipment and working conditions.

2.	The Company will present the Union Chief Steward with any new or changed job descriptions and/or classifications and their evaluation at least five (5) working days prior to making them effective.

3.	During the period prior to the effective date of any new or changed job description/classification, and at the request of the Union, the Company will meet to discuss (a) the description of the job and classification, and (b) its evaluation.

4.	If the Company and Union fail to agree on the job description/classification, or its evaluation, or both, in the period prior to the effective date, the Company shall have the right to make effective its most recent proposal, and the Union shall have the right to process a Grievance or Grievances per the provisions of Article XV., paragraph 7.

5.	Any employees affected by a change in their job description and does not at that time have bidding rights, shall have their bidding rights restored. However, the employee would not be eligible to bid on this position for six (6) months.

ARTICLE XIV.

STEWARDS AND GRIEVANCE OFFICERS

1.	a. It is agreed that the Union may elect or appoint the following number of Stewards:

b.	First Shift - Four (Includes Chief Steward).

Second Shift - Three (Includes Chief Steward).

Third Shift - Two (Includes Chief Steward).

c.	The Steward’s area of responsibility should be consistent with their normal working area and shall be subject to mutual agreement of Management and Union.

2.	There shall be two persons from the Bargaining Unit appointed by the Union to serve as Grievance Officers. Grievance Officers will serve on the Grievance Committee for the purpose of resolving Grievances at the Human Resources step of the Grievance Procedure.

3.	The Union agrees to notify the Company promptly and, in writing, of changes in Stewards and Grievance Officers.

4.	At the written request of the Union, the Grievance Officers shall be given superseniority to retain employment in the event of a layoff.

5.	At the written request of the Union, the Stewards will be given superseniority within their area of responsibility. If the disposition procedure does not allow the Steward to remain in their area of responsibility, then they shall displace the least senior employee within their area of responsibility provided they meet the minimum requirements of that job. Superseniority cannot be used to displace an employee from a higher labor grade.

6.	Shop Stewards and Grievance Officers shall not have the right to call strikes, slowdowns or work stoppages of any sort.

7.	The Union Steward will be notified of accidents occurring on their shift which affect any employee in the Bargaining Unit who is required to leave the plant because of the accident.

8.	No Union business may be conducted on Company time unless prior approval has been received from Management.

ARTICLE XV.

SETTLEMENT OF GRIEVANCES

Section I - Grievance Procedure

1.	a.	The Union agrees to furnish the Company with a list of its Officers, Negotiating Committee Members and Stewards and shall furnish the Company with notice, in writing, of any new appointments or changes in Stewards, Officers, Local Union Grievance Committee Members or Negotiating Committee Members, prior to the date they are to be recognized as representatives.

	b.	The Local Union Grievance Committee shall consist of the two (2) Grievance Committee Members, the Chief Steward of the shift involved and the Steward of the department involved.

2.	The term “Grievance” shall apply and be limited to (a) questions concerning the application and interpretation of alleged violations of this Agreement by the Company, (b) any subject that this Agreement provides may become a Grievance or (c) questions involving discipline, release or discharge of Bargaining Unit employees who have completed their probationary period.

3.	The parties recognize that the prompt settlement of Grievances is important to a sound relationship between the Union and the Company and, therefore, no Grievance will be honored unless presented, as per step (1), below, within seven (7) calendar days of the date of the incident causing a complaint.

4.	Before leaving the place of work to conduct Union business, as described below, the Shop Steward will secure permission from the steward’s Supervisor or, in the Supervisor’s absence, the appropriate Unit Manager. Such permission will be granted unless it is inconsistent with production demands. The Shop Steward will notify their Supervisor when Union business has been completed.

For the purpose of this Agreement, Union business is defined to mean attendance at a meeting with representatives of Management for handling or adjusting of Grievances, for the purpose of collective bargaining and for the investigation of Grievances.

5.	The following Grievance Procedure will apply to the settlement of Grievances.

Step 1

The aggrieved employee and the area Steward shall first make an attempt to orally settle the Grievance with the department Supervisor. The Supervisor shall respond within two (2) working days subsequent to the discussion.

Step 2

If the Grievance is not resolved in Step 1, the Chief Steward may submit the Grievance to the Unit Manager within five (5) working days. Upon receipt of the Grievance, the Unit Manager will arrange a conference within seven (7) working days with the Supervisor, Chief Steward and the aggrieved employee in an attempt to adjust the Grievance. The Unit Manager will present a written answer to the Grievance within five (5) working days after the conference or the Grievance will be automatically advanced to the next step on the sixth (6) working day. The Union shall have five (5) working days after the receipt of the Company’s written answer to appeal the Company’s decision to the third step.

Step 3

If the Grievance is not satisfactorily adjusted by the Unit Manager, the Union may submit the Grievance to Human Resources, with a written statement outlining the reasons for considering the Unit Manager’s answer to the Grievance as unsatisfactory.

A meeting will be scheduled within ten (10) working days from the date Human Resources receives the Union’s request.

The meeting will consist of representatives of Management, the Union Business Agent and the Union Grievance Committee. Upon request of either the Company or the Union, the aggrieved employee may be present at the meeting. Human Resources will answer the Grievance within seven (7) working days subsequent to the meeting, which will include the Company’s willingness to arbitrate the Grievance. (Failure by the Company to indicate their willingness to arbitrate will be considered a refusal of the Company to arbitrate the Grievance.)

6.	The time limits at each step of the above Grievance Procedure may be extended by mutual agreement between the Company and the Union.

7.	At the request of the Grievance Committee, and with the concurrence of the Human Resources Manager, a Grievance may be initiated at the Human Resources level of the procedure when the facts and circumstances so warrant.

Section II - Arbitration.

1.	Any Grievance which clearly protests a disciplinary penalty or a discharge of an employee covered by this Agreement, who was not a probationary employee at the time of such action, and which remains unsettled after the procedures outlined in the preceding section of this Article XV. have been exhausted, shall be submitted to arbitration upon written request of the Union or the Company, subject, however, to the following terms, conditions and exceptions:

a.	Such request shall be made within thirty (30) calendar days after the date of the Company’s answer at the final level of the Grievance Procedure. If no request for arbitration is made by either the Union or the Company during such thirty-day (30) period, both parties shall be deemed to have waived their right to make such request, and the Grievance will thereupon be closed for all purposes. Employees in the Bargaining Unit covered by this Agreement cannot, except through the Union, initiate or invoke the arbitration procedures set forth in this Section II.

b.	In the arbitration of a Grievance protesting the discipline or discharge of an employee within the Bargaining Unit, the

Grievance must allege that the discipline or discharge was imposed without just cause, and the arbitrator’s authority will be limited to determining such.

2.	The Union and the Company agree that all other Grievance issues are excluded from demand arbitration and may be arbitrated only upon the mutual consent of the parties. If the Human Resources response is unsatisfactory, and the Company indicates they are willing to arbitrate, the Union will respond within thirty (30) calendar days after the Company’s answer at the final level of the Grievance Procedure. Failure to do so will be considered a waiver of the Union’s right to arbitrate the Grievance, and the Grievance will be considered closed for all purposes.

3.	The American Arbitration Association will be requested to submit a list of names of thirty-five (35) arbitrators of national recognition. The Union and the Company will each be permitted to alternately strike fourteen (14) names until seven (7) names remain. These seven (7) individuals will then be permanent panel of neutral arbitrators. These names shall be arranged in alphabetical order, and cases will be assigned to arbitrators in that order.

The permanent panel of seven (7) neutral arbitrators shall remain in effect until either the Company or Union requests a replacement of one or more of them. Such replacement request shall be made in

September of each year by notifying the other party, in writing. The American Arbitration Association will then be requested to submit five (5) additional names for each neutral arbitrator to be replaced, and each party shall strike two (2) names alternately so that the last name on the list will be the new arbitrator on the permanent panel for the succeeding twelve (12) months.

4.	The American Arbitration Association shall have no authority to process a request for arbitration or appoint an arbitrator if either party advises the other party and the Association that the Grievance desired to be arbitrated does not raise an arbitrable issue under the terms of this Agreement. Upon such notice that a Grievance is not arbitrable, which will be given within fifteen (15) calendar days from receipt of a request to arbitrate, the Union will have the right to strike and the Company the right to lock out, per Article IV.

5.	In the selection of an arbitrator, except as provided in this Agreement, and the conduct of any arbitration proceeding, the Voluntary Labor Arbitration Rules of the American Arbitration Association, as amended and in effect on January 1, 1979, shall control and include any subsequent modification of such rules.

6.	No more than one (1) dispute may be submitted to any one arbitrator at any one time, except by mutual agreement of the parties.

7.	A transcript shall be made of the proceedings at every arbitration hearing, with the original to be furnished to the arbitrator and the cost thereof to be divided equally between the parties. The cost of additional copies of the record shall be paid by the party ordering them. The expenses of the arbitration shall be shared equally by both parties, except that each party shall bear the cost of presenting its own case.

8.

It is the intention of the parties that only those disputes which clearly come within these arbitration provisions shall be arbitrable. No other subjects, direct or collateral, shall be arbitrable except by a mutual written agreement, signed by the Company and the Union. No arbitrator shall have the authority to hear any case or to review, revoke, modify or enter any award with respect to any matter involving the interpretation or application of any pension, insurance or other bene fits plan, or with respect to the establishment, change or administration of any benefit plan. Further, no arbitrator shall have any authority to make any award requiring payment to any employee for any period more than thirty (30) calendar days prior to the date of the filing of the Grievance. The award of any arbitrator shall be in writing and, if within the scope of the Arbitrator’s authority, shall be final and binding upon the parties to this Agreement and the employee or employees involved in the Grievance. The arbitrator shall not, in any manner or form whatsoever, directly or indirectly, add to, detract from or in any way alter the provisions of this Agreement.

9.	The arbitrator shall not, by virtue of this Agreement or the Rules of the American Arbitration Association or otherwise, compel either party to produce new evidence (not already presented during processing of the Grievance in the Grievance Procedure) considered by such party to be confidential, irrelevant or immaterial to the proceeding or which is not available.

10.	No persons or parties not a party to this labor Agreement shall be permitted to attend or participate in any arbitration proceeding held hereunder except by agreement, in advance of the hearing date, between the Company and the Union, with the exception of the Grievant, witnesses and duly-authorized agents and representatives of the Company and the Union.

11.	The time limits, as stated in the above arbitration procedure, may be extended by mutual agreement.

ARTICLE XVI.

MODIFICATION AND TERMINATION

1.	This Agreement expresses the understanding of the parties, and it will not be changed, modified or varied except; by a written instrument, signed by duly-authorized agents of the parties hereto, and any negotiations relating to proposed changes in such provisions will be carried on between the representatives of the parties.

2.	The parties acknowledge that all agreements arrived at by them during the negotiations, concluded by this Agreement, are set forth herein (except to the extent they are set forth in the Pension and Insurance Agreement between the Company and the Union). Therefore, except as hereinafter specifically provided in Article XV, the Company and the Union, for the life of the Agreement, each voluntarily and unqualifiedly waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to or covered in this Agreement or with respect to any subject or matters not specifically referred to or covered in this Agreement which were discussed during the negotiation of this Agreement.

3.

The Company and the Union agree that neither of them will request consideration of any proposed changes in, or additions to, this Agreement, including any general wage adjustments, before June 25, 2006.

If this Agreement continues in effect for any subsequent contract term or terms, beginning on, or after, August 27, 2006, the provisions of the last sentence, above, shall apply (substituting the year to which this Agreement is renewed for the figures “2006” wherever they appear). When any such request is received, a conference will take place within fifteen (15) days for the purpose of considering it.

4.	If the parties do not reach agreement prior to August 27, 2006, with respect to any requested contractual changes or additions or wage adjustment submitted on or after June 25, 2006, or if the parties do not reach agreement prior to the end of any subsequent contract term, with respect to any requested contractual changes or additions or wage adjustments, submitted on or after June 25, 2006, of such subsequent contract term, the Union may strike after the beginning of the next succeeding contract term in support of any such request made by it.

Such strike shall not be a violation of Article IV. or any other provision of this Agreement, but either party may, upon not less than one (1) day’s written notice, given to the other during such strike, thereupon terminate this Agreement and all of the supplements thereto.

5.	This Agreement shall remain in full force and effect until August 27, 2006, and shall continue and remain in full force and effect from year-to-year thereafter (such period ending August 27, 2006, and such succeeding periods of one year being referred to herein as a “contract term”), provided that either party may terminate this Agreement as of midnight, August 27, 2006, or at the end of any succeeding contract term by giving the other party written notice of such termination at least sixty (60) days before the termination date.

LOCAL 1615	KNOLL, INC.

UNITED BROTHERHOOD OF	GRAND RAPIDS, MICHIGAN

CARPENTERS AND JOINERS OF

AMERICA MIDWESTERN COUNCIL

OF INDUSTRIAL WORKERS

/s/ J. Todd
M. Ulrich	J. Todd
Business Representative	Site Manager

/s/ S. Barton	/s/ K. Varady
S. Barton	K. Varady
Business Representative	Human Resources Manager

/s/ G. Schultz	/s/ K. McCann
G. Schultz	K. McCann
President, Local 1615	Controller

/s/ C. Bartnick	/s/ T. Campbell
C. Bartnick	T. Campbell
Committee Member	Shift Manager

/s/ B. Drent	/s/ D. Gordon
B. Drent	D. Gordon
Committee Member	Facilities Manager

/s/ B. Hinkley	/s/ L. Chaffin
B. Hinkley	L. Chaffin
Committee Member	Human Resources Rep.

/s/ B. Minnema
B. Minnema
Committee Member

Letter of Agreement #1

Special Hours of Work

In reference to Article VIII., Hours of Work, the following exceptions to the basic workweek are hereby agreed to by the Union and the Company, with the understanding that they are to be filled by seniority on a voluntary basis. In the event that an insufficient number of employees volunteer for these special hours, the least-senior employee or employees on the job and shift of the special hours will be required to work the special hours.

Job	Starting Time

Coating Line Operator	5:30 a.m.

Line Loader, Lay-up	5:30 a.m.

Group Leader, Lay-up	5:30 a.m.

Line Loader, Steel Panels/Post Covers	5:30 a.m.

Dividends Line Coordinator	5:30 a.m.

Material Expeditor, 7/8”	5:30 a.m.

Hazardous Materials, Maintenance	5:30 a.m.

Line Loader, Panels	6:00 a.m.

Line Loader, Curved Panels	6:00 a.m.

When the establishment of shifts other than those listed in Article VIII are placed into effect, the Manufacturing Manager will notify the Union in writing prior to placing such shift(s) into effect. If the Union does not agree, the Union shall have the right to process a grievance or grievances per the provisions of Article XV, paragraph 7.

Letter of Agreement #2a

Subcontracting

The Company hereby agrees, for the duration of the 2002-2006 Union/Company Agreement, to notify the Union, in writing, within five (5) days before any outside maintenance personnel are contracted to perform any work on Company premises, or any other work that may be considered maintenance work. Should extenuating circumstances exist, making it impossible for the Company to so notify the Union, then the Company will notify the Union as soon as possible after the contracting takes place. Such written notification shall include what work is to be performed and the reasons why such work cannot be performed by Bargaining Unit personnel. A copy of the attached form will suffice to meet these requirements. Letter of Agreement #2b

Letter of Agreement #2b

Subcontracting

Date:

Subcontractor:

Number of Employees:

Approximate Length of Contract:

Purpose:

Reason for Use of Nonbargaining Unit Personnel:

Signature of Manager

Letter of Agreement #3

Labor Pool

The Company and the Union hereby agree to establish a Labor Pool, not to exceed twenty (20) employees on first shift, and ten (10) on second shift. This position will be evaluated at Labor Grade #8, and will be filled through the job posting procedure.

Employees within this classification will be assigned to any job labor grade 8 or below, in any department, on their own shift. On a weekly basis, the Supervisor(s) of the Labor Pool will provide a sheet that reflects what jobs and departments that employees in this pool were assigned in the previous week. Exceptions to the fifteen (15) day requirement in Article XI, paragraph 5.b.(1) can be made by mutual agreement between the Manufacturing Manager, and the shift’s Chief Steward.

Labor Pool employees can be assigned on a hourly, daily and weekly basis.

The Labor Pool employees will be used to fill in for vacations, sick and personal business days, death-in-family, jury duty, court appearances, call-ins and volume increases.

Employees in the Labor Pool assigned to a department where overtime is required, shall be considered employees of that department, for the purpose of voluntary daily overtime distribution. Employees assigned to a department for the entire workweek shall be considered employees of that department for the purpose of voluntary Saturday overtime.

Trained back-up operators shall take precedence over Labor Pool personnel when back-filling on the job they were trained to perform.

SUPPLEMENT

PENSION AND INSURANCE AGREEMENT

between

KNOLL, INC.

and

THE UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF

AMERICA, MIDWESTERN COUNCIL OF INDUSTRIAL WORKERS

LOCAL 1615

AGREEMENT made and entered into as of the twenty-fifth day of August, 2002, by and between KNOLL, INC., GRAND RAPIDS, hereinafter called the “COMPANY”, and THE UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA, MIDWESTERN COUNCIL OF INDUSTRIAL WORKERS, LOCAL 1615, hereinafter called the “UNION”, pursuant to certification duly issued by the National Labor Relations Board, as exclusive collective bargaining representative of Company employees.

ARTICLE I

Section 1

The term “employees” as used herein means, unless otherwise clearly indicated, all employees of the Company so long as they are and continue to be within the Union are covered by this Agreement, as herein provided.

Section 2

(a) The Company and the Union agree that the Knoll Benefits Plan which is summarized in Health Care Coverage for Employees & Dependents annexed hereto and made a part hereof, hereinafter called the “Benefits Plan”, shall be put into force and effect by the Company for the employees in the bargaining unit covered by this Agreement, subject to the variations in the Benefits Plan because of State laws as described in Section 2 of Article II, and further subject to all other provisions of this Agreement.

(b) The Benefits Plan will be made effective August 25, 2002.

(c) Subject to the approval of its Board of Directors and of the Commissioner of Internal Revenue, the Company agrees to make avail able to the employees a Pension Plan (hereinafter called the “Pension Plan”), the provisions of which, subject to the provisions of Section 4(b) of Article I hereof, shall, to the extent applicable to the employees, be as set out in the Pension Plan, annexed hereto and made a part hereof. The Pension Plan contains a Summary of changes in the Knoll Pension Plan (hereinafter called the “Pension Plan”) which becomes effective prior to January 1, 2003, and an amended and restated Pension Plan which becomes effective on January 1, 2003. The Company and the Union agree that the changes described in the Summary set forth in the Pension Plan, to the extent applicable to employees, shall become effective on the dates indicated therein and that the Pension Plan as amended and restated shall become effective January 1, 2003, provided the Pension Plan is approved:

(i) by the Board of Directors of the Company as referred to in the Pension Plan, and

(ii) by the Commissioner of Internal Revenue as referred to in the Pension Plan. The nature of such approvals is more fully set forth in the Pension Plan.

(d) Said Pension Plan will be submitted to the Board of Directors of the Company within thirty (30) days from the date hereof and, if approved by the Board, it will be submitted to the Commissioner of Internal Revenue for approval as provided in the Pension Plan. Provided such approvals are received, the Pension Plan shall forthwith be made effective on the dates indicated above.

(e) In the event that the Board of Directors fail to approve the Pension Plan this Agreement, to the extent applicable to the Pension Plan, shall there upon have no force or effect. Within ten (10) days, after any such failure on the part of its Board of Directors to approve the Pension Plan, the Company will give written notice thereof to the Union; within twenty (20) days following the giving of such notice, the Company and the Union shall be obligated to meet to negotiate solely with respect to the subject matter of the Pension Plan, notwithstanding the provisions of Section 4 of this Article.

(f) Subject to the approval of its Board of Directors and the Commissioner of Internal Revenue, and subject to compliance with such laws and other governmental regulations as the Company deems applicable, and receipt of such rulings and approvals of other commissions, and agencies as the Company deems necessary or advisable, the Company agrees to make available to the employees the Knoll Retirement Savings Plan (hereinafter called the “Savings Plan”), the provisions of which, subject to both the provisions of Article I, Section 4(c) and the conditions set forth in Article IV, shall, to the extent applicable to the employees, be as set out in the Knoll Retirement Savings Plan, annexed hereto and made a part hereof. The approval of the Commissioner of Internal Revenue shall be such approval as may be necessary to establish: (1) the deductibility for income tax purposes of any and all contributions hereunder, other than employee contributions; (2) the exemption under Section 501 (a) of the Internal Revenue Code of any trust established hereunder; and (3) that an employee who elects to participate in the Savings Plan is not in constructive receipt of any amounts in his accounts prior to distribution of such amounts to him. Provided such approvals and rulings are received, and such laws and regulations are complied with, the Savings Plan shall be made effective as of January 1, 2003.

(g) In the event that the Board of Directors fails to approve the Savings Plan, this Agreement, to the extent applicable to the Savings Plan, shall thereupon have no force or effect, and within ten (10) days thereafter the Company and the Union shall be obligated to meet to negotiate solely with respect to the subject matter of the Savings Plan, notwithstanding the provisions of Section 4 of this Article.

(h) The Company and the Union agree that the Knoll Personal Accident Insurance Plan which is summarized in the Knoll Personal Accident Insurance Plan, annexed hereto and made a part hereof (hereinafter called the “Personal Accident Insurance Plan”), the Knoll Long-Term Disability Benefit Plan which is summarized in the Knoll Long-Term Disability Benefit Plan, annexed hereto and made a part hereof (hereinafter called the “Disability Benefit Plan”), the Knoll Dependent Life Insurance Plan which is summarized in the Knoll Dependent Life Insurance Plan, annexed hereto and made a part hereof (hereinafter called the “Dependent Life Insurance Plan”), the Knoll In-Hospital Indemnity Plan, annexed hereto and made a part hereof (hereinafter called the “In-Hospital Indemnity Plan”), the Knoll Dental Care Coverage for Employees & Dependents, annexed hereto and made a part hereof (hereinafter called the “Dental Assistance Plan”), and the Knoll Employee Security and Protection Plan which is summarized in the Knoll Employee Security and Protection Plan, annexed hereto and made a part hereof (hereinafter called the “Employee Security and Protection Plan”), shall be put into force and effect by the Company for the employees in the bargaining unit covered by this Agreement, subject to all applicable provisions of this Agreement.

(i) The Personal Accident Insurance Plan will be made effective August 25, 2002.

(j) The Disability Benefit Plan will be made effective August 25, 2002.

(k) The Dependent Life Insurance Plan will be made effective August 25, 2002.

(l) The In-Hospital Indemnity Plan will be made effective August 25, 2002.

(m) The Dental Assistance Plan will be made effective August 25, 2002.

(n) The Employee Security and Protection Plan will be made effective August 25, 2002.

Section 3

(a) It is agreed that the Benefits Plan, the Pension Plan, the Savings Plan, the Personal Accident Insurance Plan, the Disability Benefit Plan, the Dependent Life Insurance Plan, the In-Hospital Indemnity Plan, the Dental Assistance Plan, and the Employee Security and Protection Plan are accepted by the Union, for the duration of this Agreement, as a complete insurance, pension employment security and savings program. It is further agreed that both parties have had the unlimited right and opportunity to make demands and proposals, and otherwise bargain collectively with reference to all matters pertaining directly or indirectly to insurance, pension, savings and employment security, and, subject to the provisions of Sections 2(e) and 2(g) of Article I, Sections 2(b) of Article II, Section 2(b) of Article VI and Section 3 of Article VII of this Agreement, the parties unqualifiedly waive any rights they may now have, or hereafter acquire, to bargain collectively with respect to anything covered by any of the Plans referred to herein or with respect to any benefits, the payment of which could or might be insured by the Company, whether or not such matters were within the knowledge or contemplation of either of the parties at the time of negotiation or execution of this Agreement. The Union also agrees that, during the term of this Agreement, there shall be no strike, slowdown, sit down, or other form of stoppage of work arising out of or conducted in connection with any effort to induce modifications of or amendments or additions to the insurance, pension, employment security and savings programs or of other benefits provided for by this Agreement, or the terms or conditions under which such benefits and programs are provided.

(b) It is further understood that no matter respecting any Plan provided by this Agreement or any differences arising under any such Plan, or arising concerning any benefits payable by the Company under any such Plan or any benefits the payment of which could or might be insured by the Company, shall be subject to any grievance or arbitration procedure which may be established by agreement between the Company and the Union.

(c) Claims of employees concerning their rights under any Plan provided by this Agreement may be presented in writing in accordance with the applicable claims review procedures of the various Plans. Nothing herein shall be construed to deny an employee the assistance of the Union in the presentation of such claims. Payment for time spent for the above purpose by Local representatives (who are in the active employ of the Company) within the Plant during their regular working hours while meeting with the representative designated by Management shall be made in the same manner, and such time shall for all purposes be considered in the same category, as time spent in the handling or adjustment of grievances. Neither the Union, nor the Company shall have the right to strike or lock out with respect to any claims of employees under any of the Plans provided by this Agreement.

Section 4

The Company agrees that, during the term of this Agreement, as to employees covered by this Agreement:

(a) Subject to Section 2 of Article II, it will not amend or terminate the Benefits Plan and the Dental Assistance Plan; and

(b) Subject to Section 2 of this Article and to the provision of the Pension Plan, it will not discontinue the Pension Plan or make any amendment which would adversely affect the rights thereunder of the employees, nor suspend or reduce the payment of Company contributions to the Pension Plan below the basis set forth as its intention in the Pension Plan.

(c) Subject to Section 2 of this Article, it will not discontinue to the Savings Plan or make any amendment to the Plan which would adversely affect the rights of employees under the Plan; provided, however, that such amendments of the Savings Plan may be made by the Company as it deems necessary or advisable to secure the approval of the Commissioner of Internal Revenue and to obtain the rulings and approvals of other governmental departments, commissions and agencies and to comply with laws and regulations as referred to in Article I, Section 2(f) above.

(d) While Knoll reserves the right during the term of this Agreement, as to the employees covered by this Agreement, to modify, amend, discontinue, change, add to or terminate the Personal Accident Insurance Plan and/or the Disability Benefit Plan and/or the Dependent Life Insurance Plan and/or the In-Hospital Indemnity Plan, at any time, any such action does not discriminate against employees covered by this Agreement. In the event of any such action affecting benefits of employees under any of these Plans, an appropriate adjustment shall be made in the rate of employee contributions.

ARTICLE II

Section 1

Nothing in this Agreement shall be construed to prevent the Company from making the Benefits Plan and the Dental Assistance Plan available in whole or in part to others than the employees covered by this Agreement.

Section 2

(a) It is agreed that benefits under the Benefits Plan and the Dental Assistance Plan shall not duplicate any benefits provided or required under state or federal laws, regardless of whether the benefits under such laws are larger or smaller than those provided under the Benefits Plan and the Dental Assistance Plan.

(b) If any state or federal legislation is hereafter adopted which will provide benefits of the same type (although not necessarily of the same name or in the same amount) as one or more of the benefits provided under the Benefits Plan, or if any presently existing or future state or federal legislation providing such benefits may be hereafter amended, any benefit or benefits under the Benefits Plan which are similar or related to the benefits provided or affected by such legislation shall, at the written request of either the Company or the Union, become a subject for collective bargaining, which shall be carried on, and completed if possible, sufficiently in advance of the effective date of the new or amendatory legislation to permit the working out in good time of the administrative details which may be involved. If either party requests collective bargaining, but no agreement is reached during negotiations, prior to the effective date of such legislation, the Company may terminate or modify any such benefits provided under the Benefits Plan with respect to employees in the state involved (or employees in the United States in the case of federal legislation). Written notice of such termination or modification of benefits shall be given to the Union before it is announced generally to the affected employees. In the event of such termination or modification of benefits, an appropriate adjustment shall be made in the employees’ contributions under the Benefits Plan.

Section 3

(a) The Company shall have the sole responsibility for the administration of the Benefits Plan and the Dental Assistance Plan and for the payment of all administrative expenses thereof. The benefits of the Benefits Plan and the Dental Assistance Plan may be provided under a group insurance policy or policies issued by an insurance company or companies selected by the Company, which policy or policies shall not be inconsistent with the terms of this Agreement and shall be in the general form of such policies customarily issued by the insurance company or companies; provided, however, that the Company may at its discretion at any time and from time to time cancel any such policy or policies and become a self-insurer of any or all of the benefits of the Benefits Plan for all or any group or class of active or former employees.

(b) The employees shall make the contributions to the Plan which are appropriate for their coverage. The Company shall pay the balance of the net cost. It will also pay any increases in such net cost and shall apply all dividends or rate credits or refunds under whatever name made under any insurance policy or policies toward reducing its part of the cost.

(c) By payment of its contributions to the premiums on any such insurance policy or policies, the Company shall discharge its full obligation hereunder, and shall be relieved of any and all liability to employees or their representatives hereunder, with respect to such insured benefits of the Benefits Plan and the Dental Assistance Plan.

(d) The Company agrees to furnish the Union with the following information for each full calendar year in which this Agreement is in effect, such information to be furnished by May 15 of the following year:

(i) premiums, if any, and paid claims for each of the following coverages; Life Insurance; Accidental Death or Dismemberment Insurance; Accident and Sickness Insurance; Personal Hospital Expense Insurance; Personal Surgical Operation Insurance; Personal Major Medical Protection; Dependent Hospital Expense Insurance; Dependent Surgical Operation Insurance; and Dependent Major Medical Protection.

(ii) a copy of all information which becomes a matter of public record concerning the Benefits Plan and the Dental Assistance Plan which is filed by the Company in accordance with Public Law 93-406, the Employee Retirement Income Security Act of 1974.

(iii) approximate number of individual claims paid.

(iv) average amount of life insurance on all active employees covered by the Benefits Plan.

The Union agrees that by furnishing it with the information listed in this subsection (d) the Company will fully comply with any statutory or other obligation to supply the Union with information concerning the operation of the Benefits Plan and the Dental Assistance Plan, and the Union hereby expressly waives any right to receive further information concerning the operation of the Benefits Plan and the Dental Assistance Plan for any purpose whatsoever, provided, however, that such waiver shall not apply to requests that further information be furnished not more than one hundred and twenty (120) days prior to August 28, 2006, or August 28 of any subsequent contract year, for purposes of collective bargaining with respect to modification, extension or renewal of this Agreement.

ARTICLE III

Section 1

(a) Nothing in this Agreement shall be deemed to prevent the Company from making the Pension Plan, in whole or in part, available to others than the employees covered by this Agreement. The Company agrees to furnish the Union with the following information for each full calendar year in which this Agreement is in effect, such information to be furnished by May 15 of the following year:

(i) the number of persons retiring during the year, with their average age at retirement and the average pension of such persons who retired at their Normal Retirement Date during the year.

(ii) a summary of the most recent Actuarial Valuation of the Pension Plan showing total assets of the trust, including the present value of prospective contributions for both prior and future service, the present value of prospective pensions earned under the Pension Plan by all present active employees covered by the Pension Plan, and total liabilities of the Pension Plan.

(iii) a copy of all information which becomes a matter of public record concerning the Pension Plan which is filed by the Company in accordance with Public Law 93-406, the Employee Retirement Income Security Act of 1974.

The Union agrees that by furnishing it with the information listed in this subsection (a) the Company will fully comply with any statutory or other obligation to supply the Union with information concerning the operation of the Pension Plan, and the Union hereby expressly waives any right to receive further information concerning the operation of the Pension Plan for any purpose whatsoever, provided, however, that such waiver shall not apply to requests that further information be furnished not more than one hundred and twenty (120) days prior to August 28, 2006, or August 28 of any subsequent contract year, for purposes of collective bargaining with respect to modification, extension or renewal of this Agreement.

(b) Subject to the provisions of Sections 3(c) of Article I of this Agreement, the Company shall have the sole responsibility for the administration of the Pension Plan, in accordance with its provisions. By payment of its contributions to the designated trustee or trustees and/or insurance company or companies, the Company shall be relieved of any further liability under the

Pension Plan, and benefits shall be payable only from the trust fund or funds and/or insured contract or contracts; provided however; that any trust agreement and/or insurance contract under which such payments are made shall not be inconsistent with any provision of this Agreement.

ARTICLE IV

Section 1

Nothing in this Agreement shall be deemed to prevent the Company from making the Savings Plan available in whole or in part to others than the employees covered by this Agreement.

(a) The Company shall have the sole responsibility for the administration of the Savings Plan and for the payment of all administrative expenses there of.

(b) The Company, making payments as required by the Savings Plan to the designated trustee or trustees, shall be relieved of any further liability under the Savings Plan, and distributions shall be payable only from the trust fund or funds; provided, however, that any trust agreement under which such distributions are made shall not be inconsistent with any provisions of this Agreement.

(c) The Company agrees to furnish the Union for each calendar year in which this Agreement is in effect, such information to be furnished by May 15 of following year. A copy of all information which becomes a matter of public record concerning the Savings Plan which is filed by the Company in accordance with Public Law 93-406, the Employee Retirement Income Security Act of 1974. The Union agrees that by furnishing such information the Company will fully comply with any statutory or other obligation to supply the Union with information concerning the operation of the Savings Plan, and the Union hereby expressly waives any right to receive further information concerning the operation of the Savings Plan for any purpose whatsoever; provided, however, that such waiver shall not apply to requests that further information be furnished not more than one hundred and twenty (120) days prior to August 28, 2006, or August 28 of any subsequent contract year, for purposes of collective bargaining with respect to modification, extension or renewal of this Agreement.

ARTICLE V

Section 1

Nothing in this Agreement shall be deemed to prevent the Company from making the Personal Accident Insurance Plan, the Disability Benefit Plan, the Dependent Life Insurance Plan, or the In-Hospital Indemnity Plan available in whole or in part to others than the employees covered by this Agreement.

Section 2

(a) The Company shall have the sole responsibility for the administration of the Personal Accident Insurance Plan, the Disability Benefit Plan, the Dependent Life Insurance Plan, and the In-Hospital Indemnity Plan. The benefits of these plans may be provided under a group insurance policy or policies issued by an insurance company or companies selected by the Company, which policy or policies shall not be inconsistent with the terms of this Agreement and shall be in the general form of such policies customarily issued by the insurance company or companies; provided, however, that the Company may at its discretion at any time and from time to time cancel any such policy or policies and become a self-insurer of any or all of the benefits of these plans for all or any group or class of active or former employees.

(b) The employees shall make the contributions to the Personal Accident Insurance Plan, the Disability Benefit Plan, the Dependent Life Insurance Plan, and the In-Hospital Indemnity Plan which are appropriate for their coverage.

(c) By the collection of contributions and transmittal thereof to the insurance company or companies providing the policy or policies, the Company shall discharge its full obligation hereunder, and shall be relieved of any and all liability to employees or their representatives hereunder, with respect to such insured benefits of the Personal Accident Insurance Plan, the Disability Benefit Plan, the Dependent Life Insurance Plan, and the In-Hospital Indemnity Plan.

(d) The Company agrees to furnish the Union for each calendar year in which this Agreement is in effect, such information to be furnished by May 15 of the following year. A copy of all information which becomes a matter of public record concerning the Personal Accident Insurance Plan, the Disability Benefit Plan, the Dependent Life Insurance Plan, and the In-Hospital Indemnity Plan which is filed by the Company in accordance with Public Law 93-406, the Employee Retirement Income Security Act of 1974. The Union agrees that by furnishing such information the Company will fully comply with any statutory or other obligation to supply the Union with information concerning the operation of these plans, and the Union hereby expressly waives any right to receive further information concerning the operation of these plans for any purpose whatsoever; provided, however, that such waiver shall not apply to requests that further information be furnished not more than one hundred twenty (120) days prior to August 28, 2006, or August 28 of any subsequent contract year, for purposes of collective bargaining with respect to modification, extension or renewal of this Agreement.

ARTICLE VI

EMPLOYEE SECURITY AND PROTECTION PLAN

Nothing in this Agreement shall be deemed to prevent the Company from making the Employee Security and Protection Plan (hereinafter “ES&PP”), available in whole or in part to others than the employees covered by this agreement.

Section 1 - Definitions

Whenever used in this Plan for the purposes of this Plan:

(a) Automated Manufacturing Machine means a device for doing production which has programmable controllers (PC), numerical controls (NC), computer numerical controls (CNC) or direct numerical controls (DNC).

(b) Company means Knoll, Inc.

(c) Decrease in Work Force means a reduction in the number of Employees in the Union through Layoff or Permanent Job Separation.

(d) Eligible Employee means an Employee who has two (2) or more full years of service.

(e) Employee means a person who is in the service of an Employer (except part-time or casual employees) who is represented by the Union (hereinafter referred to as the Union) which has entered into a written agreement (hereinafter referred to as the Agreement) with the Employer providing for participation in this Plan, provided such person is not employed in an Excluded Unit.

(f) Employer means Knoll, Inc., Grand Rapids.

(g) Excluded Unit means a group of employees who have been designated by the Company as not eligible to participate in this Plan.

(h) Increase in Work Force means the recall, rehire or hire of an Employee to fill an open job in the Union.

(i) Job Movement or Product-Line Relocation means the permanent discontinuance of the manufacturing of a product at the Employer location provided that the product continues to be produced by an Employer but at a different Employer location. Layoffs due to adjustments in the work force caused by changes in production requirements, manufacturing processes, sales volume, inventory levels, make or buy decisions, decisions to discontinue a product line, or any other reasons associated with the business shall not be a Job Movement or Product-Line Relocation.

(j) Layoff means the termination of the employment of an Employee with the Employer through no fault of the employee for lack of work for reasons associated with the business where the Employer determines there is a reasonable expectation of recall within one year.

(k) Location Close Down means the permanent cessation of all activities and operations by the Employer (except for that work necessary to protect the property, i.e., plant guard service, power house operations) at Grand Rapids.

(l) Location Close Down Date means the date on which the permanent cessation of all activities and operations by the Employer occurs.

(m) Permanent Job Separation means the termination of the Employment of an Employee with the Employer through no fault of the employee for lack of work for Reasons Associated With the Business for whom the Employer determines there is no reasonable expectation of recall. In no event does a Permanent Job Separation occur if the Employee is offered continued employment by a successor Employer. An Employee who is on Layoff status shall not be deemed a Permanent Job Separation provided, however, that if such an Employee continues on Layoff for one year, without an offer of employment by the Employer a Permanent Job Separation shall be deemed to occur one year from the original date of Layoff.

(n) Plan means the Knoll Employee Security and Protection Plan, as herein set forth.

(o) Plan Administrator means Knoll, Inc.

(p) Reasons Associated With the Business means reasons such as changed customer ability and willingness to buy as reflected in adjusted production requirements, changed manufacturing processes, product discontinuance or plant closing.

(q) Robot means a programmable, multifunction manipulator designed to move materials, parts, tools or specialized devices through variable programmed motions for the performance of a variety of tasks.

(r) Transfer of Work means the discontinuance of ongoing work at the Employer location coupled with the assignment of the same work to another employer, if such assignment of work would directly cause a decrease in the number of employees performing the same work at the Employer location.

(s) A Week’s Pay for a hourly paid Employee shall be calculated by multiplying the employee’s hourly rate including any applicable night-turn bonuses and group leader remuneration at the time of Layoff or Permanent Job Separation by the number of hours regularly scheduled in the employee’s basic workweek, up to forty (40) hours.

Section 2 - Location Close Down or Sale

(a) The Company will not announce or engage in a Close Down during the term of this Agreement unless all Employees affected by such Close Down who are eligible for such benefits, are offered Permanent Job Separation Benefits set forth in Section 5 of this Plan.

(b) The Company will not sell this facility during the term of this Agreement unless the successor employer:

1. Recognizes the Union as the representative of the Employees in the unit which is included in the sale; and

2. Agrees to provide comparable wages and benefits to all Employees in the unit who are offered continued employment by the successor; and

3. Agrees to offer continued employment by bargaining unit seniority.

Section 3 - Notice Provisions

(a) Close Down

1. The Company will give the Union notice of a Close Down as soon after such a decision as practical.

2. Such notice shall be given at least six (6) months in advance of the Close Down Date unless, because of conditions over which the Company has no control, it is unable to do so.

3. Such notice shall include:

(i) The anticipated Location Close Down Date; and

(ii) The date when termination of represented Employees is expected to begin because of the Close Down.

(b) Job Movement or Product-Line Relocation.

1. The Company will give the Union notice of a decision to effect a Job Movement or Product Line Relocation as soon after such decision as practical.

2. Such notice shall be given at least six (6) months in advance of the date on which the Job Movement or Product Line Relocation will be completed, unless because of conditions over which the Company has no control, it is unable to do so.

3. Such notice shall include:

(i) Identification of the Job Movement or Product-Line Relocation that is to be made; and

(ii) The anticipated date on which the Job Movement or Product-Line Relocation will begin.

(c) Transfer of Work or Installation of Robots, or Automated Manufacturing Machines.

1. The Company will give the Union notice of a decision to Transfer Work or to begin use of a Robot, or an Automated Manufacturing Machine in a work area as soon after such decision as practical.

2. Such notice shall be given at least sixty (60) days before a Transfer of Work or before use of a Robot, or an Automated Manufacturing Machine begins, unless because of conditions over which the Company has no control, it is unable to do so.

3. Such notice shall include:

(i) A description of the work to be transferred or the function of the device;

(ii) The expected decrease in the number of represented Employees as a direct consequence of the Transfer of Work or use of the device; and

(iii) The anticipated date of the Transfer of Work and use of the device for production.

Section 4 - Layoff Income and Benefits

(a) Eligibility

1. An Eligible Employee will receive layoff income and benefits in accordance with Option 1 or 2 listed in Subsection 4(c) from a total maximum sum available to the employee which is defined in Subsection

4(b). An Eligible Employee will receive layoff income and benefits if the employee

(i) is not on disability or leave of absence;

(ii) is laid off;

(iii) has not been recalled to work; and

(iv) is determined by the Employer not to be eligible for Permanent Job Separation benefits because a reasonable expectation of recall exists.

2. Notwithstanding Subsection 4(a)1, above, when an Eligible Employee who in accordance with the applicable Decrease in Work Force procedure would be placed in a labor grade the maximum keysheet rate for which is more than ten percent (10%) lower than the maximum keysheet rate for the labor grade of record in which the Employee was assigned on the day six (6) months prior to the placement in question, the Employee may elect to be laid off. Such employee who otherwise qualifies as an Eligible Employee will not affect the employee’s eligibility by the election of Layoff.

3. Notwithstanding Subsection 4(a)1, above, a laid-off Eligible Employee who in accordance with the Increase in Work Force procedure is recalled to work, for placement in a labor grade the maximum keysheet rate for which is more than ten percent (10%) lower than the maximum keysheet rate for the labor grade in which the Employee was assigned on the day six (6) months prior to the employee’s Layoff, the Employee may waive recall. Such waiver shall not affect the employee’s status on the inactive seniority list nor any eligibility the employee may have to benefits under this Plan.

4. In making the percentage determination in Subsections 4(a)2 and 4(a)3, above:

(i) If there has been an intervening pay schedule rate adjustment, such increase shall be added to the prior maximum pay schedule for purposes of making the above percentage determinations, and

(ii) If the Employee was not on active rolls as of the prior six (6) months’ date, the labor grade applicable when the Employee first subsequently returned to the active roll shall be used.

(b) Total Maximum Sum

The total maximum sum available to an Eligible Employee shall be equal to one (1) Week’s Pay for each of the Employee’s full years of service except to the extent that such sum shall be affected by prior layoffs and rehires in accordance with the Subsections 4(d) hereof. However, in no event shall the total maximum sum available to an Eligible Employee equal less than four (4) Weeks’ Pay.

(c) Options

1. Lump Sum Payment up to Sixty (60) Days

Within sixty (60) days after a layoff which, in management’s opinion, will exceed six (6) months in duration, an Eligible Employee may request payment of and receive the total maximum sum in a lump sum payment, in which case the employee will permanently sever the relationship with the Employer and relinquish recall rights and service credits for any purpose (except such rights as may exist under the Knoll Pension Plan and the Knoll Personal Savings Plan) including the calculation of any Permanent Job Separation benefits. Vacation pay and any other sums due will also be paid in a lump sum payment.

2. Income Extension

An Eligible Employee who has not elected Option 1 above will be eligible to apply for weekly benefits in such amounts and upon such conditions as set forth in this subsection 4(c)2.

(i) Prior to the exhaustion of entitlement to federal and state unemployment compensation benefits, the employee will be paid a weekly benefit in an amount (if any) which, when added to the total federal and state unemployment compensation benefits received for that week, equals sixty percent (60%) of the employee’s Week’s Pay, provided, however, that payment shall be made only if the Employee has applied for and received unemployment compensation benefits for that week and only if the Employee has provided the Employer with satisfactory proof of the total of such benefits received for the week.

(ii) After exhaustion of Employee’s entitlement to federal and state unemployment compensation benefits, the Employee will be paid a weekly benefit in an amount equal to sixty percent (60%) of the employee’s Week’s Pay.

(iii) Weekly benefits as defined in this Subsection will be paid upon application by an Eligible Employee until the total maximum sum available to the employee has been exhausted in accordance with the provisions of the Plan, or until twelve (12) months have elapsed from the date of the employee’s lay-off, subject to the following provisions:

a. No payment will be made for any week which would have been a waiting week under any applicable state or federal unemployment compensation law or similar legislation.

b. If an Eligible Employee becomes eligible for additional unemployment compensation benefits after weekly payments have commenced, payments will be adjusted in accordance with Subsection 4(c)2(l) above.

c. No payment will be made for any week in which an Employee is entitled to receive weekly accident and sickness benefits under the Knoll Benefits Plan for Employees, or to receive benefits under any state or federal worker’s compensation law, occupational disease law, or similar legislation, or to receive benefits under any state or federal temporary disability benefits law or similar legislation. If any such benefits are awarded retroactively, the Employee will reimburse the Employer for all weekly benefits received for the same time period under the Plan.

d. No payment will be made for any week in which an Employee is entitled to receive weekly retraining allowances under any applicable state or federal legislation. If any such benefits are awarded retroactively, the Employee will reimburse the Employer for all weekly benefits received for the same time period under the Plan.

e. Payments made under this Option 2 will not affect service credit or recall rights.

f. If an Eligible Employee who satisfies the requirements for an Early Retirement Pension or a Normal Retirement Pension under the Knoll Pension Plan at the time of Layoff or while on Layoff, retires prior to exhaustion of the total maximum sum available to the Employee, no further payments from the total maximum sum will be thereafter paid.

g. Payments under this option are also subject to the provision that while receiving such payments the Employee must in fact be still unemployed and certify to this fact in writing on a form provided by the Employer.

(d) Repayment and Rebuilding

1. If the Employee elects to receive a lump sum payment pursuant to the option described in Subsection 4(c)1 above, service credits and recall rights which were lost may be restored upon subsequent rehire only if the Employee repays in full the lump sum payment received under such option. Arrangements to make repayment must be made within sixty (60) days of rehire, at which time the Employee may either make repayment in full, or arrange with local management for repayment in installments which will extend no longer than one (1) year after rehire.

2. Repayment is not required upon subsequent rehire by an Employee who elects Option 2 described in Subsection 4(c)2 above. If the total maximum sum available to an Employee under Option 2 has been reduced by payments received under Option 2, then, upon the Employee’s return to work following a Layoff, the total maximum sum available will be fully restored at the time the Employee is placed on the payroll.

Section 5 - Permanent Job Separation Benefits

(a) General

1. Whenever the Company decides that a Permanent Job Separation will occur, the Company shall give notice of its decision to the Union and the Employees affected.

2. Each Employee whose employment is terminated as a result of a Permanent Job Separation shall be given at least two (2) weeks advance notice of the specific date of the separation.

(b) Eligibility

1. An Eligible Employee at the time of a Permanent Job Separation shall be eligible for those Permanent Job Separation benefits in effect on the date of separation.

2. An Eligible Employee who at the time of termination of employment was classified as a Layoff, shall be eligible for Permanent Job Separation benefits effective one year after Layoff if the Employee has not been recalled to employment or employed by an Employer.

(c) Special Conditions

1. An Employee who is eligible for Permanent Job Separation benefits shall be entitled to the benefits for which the Employee is eligible as set forth in this Section 5 as well as the full vacation allowance for which the Employee might have qualified in the calendar year in which the Employee is separated, provided that the Employee, after being given notice of a Permanent Job Separation, continues regularly at work for the Employer until the specific date of the Employee’s separation. If the Employee fails to continue regularly at work until the specific date of the Employee’s scheduled separation due to verified personal illness or leave of absence, no Permanent Job Separation benefits will be paid to such an Employee unless and until the Employee is available to return to work. An Employee on the disability roll is automatically separated from the Employer after two (2) continuous years on disability roll from the Employee’s last day worked and is not eligible for Permanent Job Separation benefits. An Employee separated while on the disability roll is not eligible for Permanent Job Separation benefits unless the Employee is available to return to work within two (2) years from the Employee’s last day worked.

2. An Employee eligible for Permanent Job Separation benefits may request that the date of scheduled separation be advanced so that the Employee can accept other employment. Management will attempt to honor this request.

3. An Employee, otherwise eligible for Permanent Job Separation Benefits, will not affect the Employee’s eligibility for such benefits by electing not to accept a job placement, if such election is exercised in accordance with the same limitations set forth for layoff income and benefits in Section 4(a)2 and 4(a)3.

(d) Permanent Separation Amount

A total permanent separation amount available to an Employee eligible for Permanent Job Separation benefits will be computed in the following manner, subject to the reductions set forth in Subsection 5(d)2 below:

(i) One week’s pay for each full year of service up to and including five (5) years of service, with a minimum of four (4) weeks’ pay; plus

(ii) One-and-one-half (1-1/2) weeks’ pay for each full year of service over five (5) years of service up to and including fifteen (15) years of service; plus

(iii) Two (2) weeks’ pay for each full year of service over fifteen (15) years of service; less

(iv) Any amounts paid to the Employee under Section 4, Layoff Income and Benefits, of this Plan during the preceding twelve (12) month period.

(e) Payment of Permanent Separation Amount

The permanent separation amount available computed in Subsection 5(d) above, for an employee eligible for permanent job separation benefits will be provided to the Employee in monthly payments equal to fifty percent (50%) of employee’s monthly pay immediately preceding separation. Such payments will start at the end of the first full month of separation and continue until the permanent separation amount available to the employee is exhausted.

(f) Recall or Reemployment

1. Any Employees who are receiving or have already received Permanent Job Separation benefits will retain any recall rights to which they may be entitled.

2. In the event an Employee who is receiving Permanent Job Separation benefits is reemployed, all Permanent Job Separation benefits will cease; however, at the time of reemployment, eligibility for full Permanent Job Separation benefits, if available, will be reestablished.

3. In the event Employees who have received all Permanent Job Separation benefits to which they may be entitled are reemployed, all Permanent Job Separation benefits if available will be reestablished in full one year after reemployment.

(g) Training and Outplacement Assistance

To assist Employees who are eligible for Permanent Job Separation benefits to find new jobs and learn new skills, Management will establish a training and outplacement assistance program following notice of a Permanent Job Separation. The training and outplacement assistance program will include education, retraining and job placement assistance.

1. Education and Retraining

(i) An Employee who is eligible for Permanent Job Separation benefits may receive education and retraining aid for courses approved by the

Employer which contribute to or enhance the Employee’s ability to obtain other employment provided that the Employee begins the approved course within one year following the Permanent Job Separation. Approved courses will normally be given at schools which are accredited by recognized regional or state accrediting agencies and may include:

•	Occupational or vocational skill development;

•	Fundamental reading or numerical skill improvement;

•	High school diploma or equivalency achievement; and

•	College level career oriented courses.

(ii) An Employee will be reimbursed up to a maximum of five thousand dollars ($5,000) for authorized expenses which are incurred within four (4) years following a permanent Job Separation provided a passing grade is received in the course. However, if an Employee is employed by another employer at 75% or more of his hourly rate at the time of the Permanent Job Separation, no further authorization will be made by the administrator on or after the date of such employment.

(iii) Authorized expenses include verified tuition, registration and other compulsory fees, costs of necessary books, and other required supplies but excluding computer hardware and software. However, if tuition or other authorized expenses are covered by government benefits, other employers or scholarships, the reimbursement by the Employer will not apply to that portion covered by such other plan. For courses which are not accredited by a recognized regional or state accredited agency, reimbursement will be made based upon similar courses offered that are locally accredited or credited as determined by the administrator.

(iv) An Employee who elects to receive benefits under the Knoll Educational Assistance Program in lieu of benefits under this Subsection 5(g) will not be eligible for education and retraining aid.

2. Outplacement Assistance

(i) Job Placement Assistance will include job counseling as well as job information services. Examples of such services are counseling in job search and interviewing techniques, identification and assessment of skills, and employment application and resume preparation as well as providing Employees information on placement opportunities.

(ii) Management may also use the expertise and resources of public and private agencies in providing these services.

(h) Other

1. An Employee who is eligible for Permanent Job Separation benefits will receive a lump sum payment for any sickness and personal business days not used at the time of separation.

2. An Employee who is eligible for Permanent Job Separation benefits will receive pay in lieu of vacation for any vacation days not used on the day of separation.

Section 6 - Transfer of Work; Robotics; Automated Manufacturing Machines

An hourly-paid Employee whose job is directly eliminated by a Transfer of Work, the introduction of a Robot or the introduction of an Automated Manufacturing Machine and who is entitled to transfer or displace to another job shall be paid on any job to which transferred in the facility at a rate not less than the regular hourly rate received on the job eliminated for up to 52 weeks immediately following the transfer.

Section 7 - Special Retirement Bonus

An employee age fifty-eight (58) or over with thirty (30) or more years of credited service or age sixty (60) or over with ten (10) or more years of credited service who satisfies the following conditions and retires will receive a special seven thousand five hundred dollars ($7,500) retirement bonus:

1. Available only to hourly-paid Employees;

2. Employee must be in a job classification in which a Permanent Job Separation occurs;

3. Bonus is not available in case of a Location Close Down;

4. Employee must be replaced by qualified active employee;

5. Number of Employees accepted for bonus arrangement will not exceed number of Employees affected by Permanent Job Separation. Selection will be made based upon seniority;

6. Application for participation must be made within 15 days of the announcement of the permanent Job Separation;

7. Available for period from September 1, 2002 through August 27, 2006.

Section 8 - Limitations

(a) The provisions of this Plan shall not be applicable where an Employer decides to close a plant, relocate product lines, move work or lay off an Employee because of the Employer’s inability to secure production, or carry on its operations, as a consequence of a strike, slowdown or other interference with or interruption of work participated in by employees in the Employer’s plant, service shop or other facility. However, the operation of this Section 8 shall not affect the rights or benefits already provided here-under to an Employee Laid Off or Permanently Separated for lack of work, prior to and not in anticipation of the commencement of such strike, interference or interruption.

(b) An Employee shall not be eligible for any benefits under the provisions of this Plan where the Employer has sold or transferred operations to a successor employer and such successor employer offers continued employment to the Employee. Continued employment means employment continued from the Employer to the successor employer without a break in employment. However, in the event a successor employer does not provide its employees a sickness and personal business day plan or its equivalent, or does not agree to carry-over of accrued days of sickness and personal business days by an employee, the employee will receive a lump sum payment for any sickness and personal business days not used at the time Employee’s employment ceases with the Employer.

(c) The Company reserves the right to amend or terminate the Plan at any time. There is not consideration paid by the Employee for benefits, and the benefits provided by the Plan are not vested.

Section 9 - Review Procedure

(a) An Employee or former Employee whose application for benefits under this Plan is denied, in whole or in part, will be notified in writing. The notification will include the specific reasons for denial, the Plan provisions involved, and the procedure for requesting a review of the denied claim.

(b) A request for a review of a denied claim shall be made in writing to the Knoll Plan Administrator. The request must be submitted within 60 days of the date the application for benefits was denied. It must include any documents, records, questions or comments necessary for a complete review.

(c) The Plan Administrator, having the discretionary authority to operate and administer the Plan, including, but not limited to, determining eligibility for benefits, will review the application for benefits and notify the Employee in writing of the Plan Administrator’s final decision and the reasons for such decision, as well as specific references to Plan provisions. This decision will be made within 60 days of the date the request for review is received, unless there are special circumstances, in which case the time may be extended to one hundred twenty (120) days.

(d) The Plan Administrator and those persons acting on the Administrator’s behalf are vested with the full power and sole discretion to interpret all of the terms of the Plan. This includes, but is not limited to, applying the Plan terms to facts involving those covered by the Plan or those claiming to be covered by the Plan or those asserting entitlement to a different level of benefits under the Plan, and making credibility findings and interpreting all facts involved in administering the Plan. The intent of this paragraph is to provide the Plan Administrator and those persons acting on the Administrator’s behalf with the sole and final authority to exercise the fullest scope of discretion with respect to all terms of the Plan, including, but not limited to: participation, coverage, level of benefits, eligibility and all facts that are involved in any fashion with the Plan or those claiming a benefit under the Plan. The Plan Administrator and those persons acting on the Administrator’s behalf will make all final determinations based solely on the evidence and facts before them at the time of the determination.

(e) All decisions of the Plan Administrator will be final and binding.

ARTICLE VII

Section 1

(a) This Agreement shall become effective as of August 25, 2002, between the Company and the Union.

Section 2

This Agreement shall, subject to its terms, continue in full force and effect as to the Company and the Union recognized and continuing to be recognized by the Company, as provided in the first paragraph of this Agreement, until August 28, 2006, and from year to year thereafter, unless and until either party shall give notice in writing to the other party of its intention to terminate this Agreement upon such date or subsequent anniversary thereof, said notice to be given at least sixty (60) days prior to such date or subsequent anniversary thereof.

Section 3

In at least sixty (60) days prior to August 28, 2006, or any anniversary date thereafter, until the Company or the Union may present to the other written notice of proposed modifications or additions to the provisions of this Agreement and/or the Pension Plan or the Insurance Plan. Within fifteen (15) days after such notice is given, collective bargaining negotiations shall commence between a committee of the Union and a committee of the Company, each committee to have not more than twelve (12) members, for the purpose of considering such modifications or additions. If the parties fail to agree thereon by August 28, 2006, or any anniversary date thereafter, as the case may be, the Union shall, after August 27, 2006, or such subsequent anniversary date, as the case may be, have the right to strike in support of any proposal submitted by the Union as above provided, but this Agreement shall continue in effect as renewed if no notice of termination has been given by either party in accordance with Section 2 of this Article VII. However, in the event of such a strike, the Company shall have the right to terminate this Agreement upon ten (10) days prior written notice to the Union given during such strike.

This Pension and Insurance Agreement dated August 25, 2002, is subject to ratification by members of the Union. This Supplement shall be null and void if written notice of such ratification is not received by the Company from the Union on or before September 21, 2002.

LOCAL 1615 UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA MIDWESTERN COUNCIL OF INDUSTRIAL WORKERS	KNOLL, INC. GRAND RAPIDS, MICHIGAN

/s/ J. Todd
M. Ulrich Business Representative	J. Todd Site Manager

/s/ S. Barton	/s/ K. Varady
S. Barton Business Representative	K. Varady Human Resources Manager

/s/ G. Schultz	/s/ K. McCann
G. Schultz President, Local 1615	K. McCann Controller

/s/ C. Bartnick	/s/ T. Campbell
C. Bartnick Committee Member	T. Campbell Shift Manager

/s/ B. Drent	/s/ D. Gordon
B. Drent Committee Member	D. Gordon Manufacturing Supervisor

/s/ B. Hinkley	/s/ L. Chaffin
B. Hinkley Committee Member	L. Chaffin Human Resources Rep.

/s/ B. Minnema
B. Minnema Committee Member

NIGHT-TURN PREMIUM

2002-2006 Contract duration

Hourly rate based upon 10% night-turn

premium rate in affect 8/25/02

Labor Grade	Hourly Night-Turn Rate
1	$1.71
2	$1.72
3	$1.74
4	$1.75
5	$1.77
6	$1.79
7	$1.81
8	$1.83
9	$1.86
10	$1.91
11	$1.97
12	$2.09
13	$2.24
14	$2.47

141